Exhibit 2.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

13 April 2021

RECOMMENDED COMBINATION

of

Bally's Corporation ("Bally's")

(and Premier Entertainment Sub, LLC an indirect wholly-owned subsidiary ("Premier Entertainment"))

with

Gamesys Group plc ("Gamesys")

to be effected by way of a Scheme of Arrangement under Part 26 of the Companies Act

Summary

•	On 24 March 2021, the boards of Bally's and Gamesys announced that they had reached agreement in principle on the terms of a possible recommended combination of Bally's with Gamesys pursuant to which Bally's would acquire the entire issued and to be issued ordinary share capital of Gamesys. The Bally's Board and the Gamesys Board are pleased to announce that they have now agreed upon the definitive terms of the Combination and completed reciprocal due diligence, both of which were pre-requisites to the issue of this Announcement, which is being made under Rule 2.7 of the Takeover Code.

•	It is intended that the Combination will be effected by Bally's directly or with or through Premier Entertainment, an indirect wholly owned subsidiary, and that the Combination will be implemented by means of a court-sanctioned scheme of arrangement under Part 26 of the Companies Act, or if Bally's or Premier Entertainment elects (with the consent of the Panel, if required, and subject to the terms of the Cooperation Agreement), by a Takeover Offer.

•	The Gamesys Board and the Bally's Board believe that the Combination has a compelling strategic and financial rationale, would create long-term value for both Gamesys and Bally's and would be consistent with Bally's and Gamesys' respective long-term growth strategies. Gamesys would benefit from Bally's fast-growing land-based and online platform in the United States, providing market access through Bally's operations in key states as the nascent iGaming and sports betting opportunity develops in the US. Bally's would benet from Gamesys' proven technology platform, expertise and highly respected and experienced management team across the online gaming eld. The Combined Group would be well positioned to capitalise on the full range of opportunities available both in the US and beyond.

•	Under the terms of the Combination, each Gamesys Shareholder will be entitled to receive:

for each Gamesys Share	1,850 pence in cash (the "Cash Offer")

•	In addition, the Gamesys Board has proposed a final dividend in respect of the year ended 31 December 2020 of £30.7 million in aggregate, which, based on Gamesys' issued share capital as at the Latest Practicable Date, would equate to 28 pence per Gamesys Share (the "Gamesys Final Dividend") for approval by Gamesys Shareholders at Gamesys' 2021 annual general meeting (currently expected to be held in June 2021) (the "Gamesys AGM").

•	The Cash Offer, including the Gamesys Final Dividend, represents a premium of:

o	approximately 14.4% to the Closing Price per Gamesys Share of 1,642 pence on 23 March 2021 (being the last Business Day prior to the commencement of the Offer Period);

o	approximately 41.2% to the Closing Price per Gamesys Share of 1,330 pence on 25 January 2021(being the last Business Day prior to Bally's initial proposal to Gamesys dated 26 January 2021); and

o	approximately 36.7% to the average closing price per Gamesys Share of 1,373 pence for the three-month period ended 23 March 2021 (being the last Business Day prior to the commencement of the Offer Period) on a volume weighted average price basis.

•	Bally's will also make available the Share Alternative, pursuant to which Scheme Shareholders (other than Scheme Shareholders resident or located in Restricted Jurisdictions) may elect to receive New Bally's Shares in lieu of part or all of the cash consideration to which they would otherwise be entitled under the terms of the Combination, using the following exchange ratio:

for each Gamesys Share	0.343 New Bally's Shares

Based on the Closing Price of $60.80 per Bally's Share at close of business on the Latest Practicable Date and applying the USD:GBP exchange rate quoted by Bloomberg at 5.00 p.m. Eastern Standard Time on the same date, the Share Alternative values each Gamesys Share at 1,518 pence.

•	Bally's and Premier Entertainment have received irrevocable undertakings from the Electing Gamesys Directors and the Electing Gamesys Shareholders to elect for the Share Alternative in respect of their entire (or, in respect of Michael Mee, part of his) beneficial holdings of Gamesys Shares amounting, in aggregate, to 28,003,501 Gamesys Shares (representing 25.6% of Gamesys' issued ordinary share capital as at close of business on the Latest Practicable Date).

•	In addition, if the Combination has not completed before the ex-dividend date of 9 September 2021, the Gamesys Board reserves the right to declare an interim dividend for the six months ended 30 June 2021 of an aggregate amount of up to £16.4 million which, based on Gamesys' issued share capital as at the Latest Practicable Date, would equate to a dividend of up to 15 pence per Gamesys Share (the "Second Gamesys Interim Dividend").

•	The Bally's Board and the Gamesys Board have agreed that Gamesys Shareholders will be entitled to receive the Agreed Dividends, if and to the extent declared in accordance with the terms set out in this Announcement, in each case without any reduction to the Consideration payable by Bally's and Premier Entertainment under the terms of the Combination.

•	If any dividend and/or other distribution and/or other return of capital or value is authorised, declared, made or paid or becomes payable in respect of Gamesys Shares on or after the Announcement Date, other than, or in excess of, the Agreed Dividends, Bally's and Premier Entertainment reserve the right to reduce the Consideration by the aggregate amount of such dividend and/or other distribution and/or other return of capital or value. In such circumstances, Gamesys Shareholders would be entitled to retain any such dividend and/or distribution and/or other return of value declared, made or paid.

•	The Gamesys Directors, who have been so advised by Macquarie Capital as to the financial terms of the Cash Offer, unanimously consider the terms of the Cash Offer to be fair and reasonable. In providing its advice to the Gamesys Directors, Macquarie Capital has taken into account the commercial assessments of the Gamesys Directors. Macquarie Capital is providing independent financial advice to the Gamesys Directors for purposes of Rule 3 of the Takeover Code.

•	Accordingly, the Gamesys Directors intend unanimously to recommend that Gamesys Shareholders vote, or procure the vote, in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting as the Gamesys Directors who hold Gamesys Shares have irrevocably undertaken to do in respect of their own beneficial holdings (and those of certain of their close relatives and related trusts) of Gamesys Shares amounting, in aggregate, to 2,825,711 Gamesys Shares (representing 2.6% of Gamesys’ issued ordinary share capital as at close of business on the Latest Practicable Date), or, if the Combination is implemented by way of a Takeover Offer, to accept or procure acceptance of the Takeover Offer. The Electing Gamesys Directors and a related trust of Keith Laslop have also irrevocably undertaken to elect for the Share Alternative in respect of their entire (or, in respect of the related trust of Keith Laslop, part of its) beneficial holdings of Gamesys Shares amounting, in aggregate, to 1,783,276 Gamesys Shares (representing 1.6% of Gamesys’ issued ordinary share capital as at close of business on the Latest Practicable Date).

•	In addition, Bally's and Premier Entertainment have also received irrevocable undertakings from certain other Gamesys Shareholders to vote, or procure the vote, in favour of the Scheme at the Court Meeting and all of the Resolutions to be proposed at the General Meeting in respect of their entire beneficial holdings (and those of certain of their close relatives and related trusts) of Gamesys Shares amounting, in aggregate, to 33,676,449 Gamesys Shares (representing 30.8% of Gamesys’ issued ordinary share capital as at close of business on the Latest Practicable Date), or, if the Combination is implemented by way of a Takeover Offer, to accept or procure acceptance of the Takeover Offer.

•	In total, therefore, irrevocable undertakings to vote in favour of the Scheme and the Resolutions have been received from Gamesys Directors and other Gamesys Shareholders representing, in aggregate, 36,502,160 Gamesys Shares (representing 33.3% of Gamesys' issued ordinary share capital as at close of business on the Latest Practicable Date).

•	In addition, irrevocable undertakings to elect for the Share Alternative have been received from Gamesys Shareholders representing, in aggregate, 28,003,501 Gamesys Shares (representing approximately 25.6% of Gamesys' issued ordinary share capital as at close of business on the Latest Practicable Date).

•	Further details of these irrevocable undertakings are set out in Appendix III to this Announcement.

•	The Combination will be put to Gamesys Shareholders at the Court Meeting and at the General Meeting. In order to become effective, the Scheme must be approved by a majority in number of the Scheme Shareholders present and voting at the Court Meeting, either in person or by proxy, representing at least 75% in value of the Scheme Shares voted. In addition, a special resolution implementing the Scheme must be passed by Gamesys Shareholders representing at least 75% of votes cast at the General Meeting.

•	The Combination is conditional upon, among other things, the approval of the issuance of the New Bally's Shares by Bally's Shareholders at the Bally's Shareholder Meeting. The Bally's Directors intend unanimously to recommend that Bally's Shareholders vote in favour of the approval of the relevant proposals at the Bally's Shareholder Meeting. Bally's and Gamesys have entered into a voting agreement with certain Bally's Directors and officers of Bally's who hold Bally's Shares, pursuant to which they have irrevocably undertaken to vote in favour of the relevant proposals at the Bally's Shareholder Meeting in respect of their beneficial and of record holdings (and those of certain of their connected persons) of Bally's Shares amounting, in aggregate, to 801,917 Bally's Shares (representing 2.5% of the outstanding issued share capital of Bally's as at the Latest Practicable Date).

•	In addition, Bally's and Gamesys have entered into a voting agreement with Standard RI Ltd., pursuant to which Standard RI Ltd. has irrevocably undertaken to vote in favour of the relevant proposals at the Bally's Shareholder Meeting in respect of its shareholding of 11,251,159 Bally's Shares (representing 35.3% of the outstanding issued share capital of Bally's as at the Latest Practicable Date).

•	Further details on the Bally's Director Voting Agreement and the SRI Voting Agreement are set out in Appendix III to this Announcement.

•	The Combination is subject to the Conditions and further terms set out in Appendix I to this Announcement and to be set out in the Scheme Document.

•	It is currently anticipated that, subject to the satisfaction or (where capable of waiver) waiver of all such Conditions, the Scheme will become effective during the fourth quarter of 2021.

•	The Scheme Document, containing further information about the Combination, notices of the Court Meeting and the General Meeting and the expected timetable of the Scheme, together with the Forms of Proxy, the Form of Election and the Prospectus, will be published in due course.

Commenting on the Combination, Neil Goulden, Chairman of Gamesys said:

"The Combination would give unique optionality to Gamesys Shareholders. The recommended Cash Offer, including the Gamesys Final Dividend, provides a 41.2% premium to Gamesys' share price at the time of the original proposal from Bally's and is at a significant premium to the all time high Gamesys share price prior to the 2.4 Announcement. However, should Gamesys Shareholders wish to invest in a business with a strong foothold in the high-growth US gambling market combined with established markets in the UK and Japan, they can elect for part or all of their holding to be converted into Bally's Shares."

Commenting on the Combination, Lee Fenton, the CEO of Gamesys said:

"After more than two decades honing our craft in online gaming, this Combination would give all at Gamesys an opportunity to fully leverage the technology, product and know-how we have developed in what will become the largest regulated online gambling market in the world. I believe the highly complementary nature of our companies and the common history of being highly cash generative will leave us uniquely positioned for success."

Commenting on the Combination, Soo Kim, Chairman of Bally's said:

"We believe that this Combination would mark a transformational step in our journey to become a leading integrated, omni-channel gaming company with a B2B2C business. We think that Gamesys' proven technology platform alongside its highly respected and experienced management team, combined with the US market access that Bally's provides, should allow the Combined Group to capitalise on the signicant growth opportunities in the US sports betting and online markets.

We are truly excited about the opportunities that this Combination oﬀers and the enhanced and comprehensive experience and product oﬀering that it would enable us to oﬀer our customers."

This summary should be read in conjunction with, and is subject to, the full text of this Announcement including its Appendices.

Appendix I to this Announcement contains the Conditions and further terms of the Combination, Appendix II to this Announcement contains the sources of information and bases of calculations of certain information contained in this summary and this Announcement, Appendix III to this Announcement contains details of the irrevocable undertakings and the voting agreements given in relation to the Combination and Appendix IV to this Announcement contains definitions of certain terms used in this Announcement.

Investor presentation

Bally's will provide a presentation to research analysts and investors by way of a conference call and webcast at 12 p.m. (US Eastern Time) (5 p.m. (UK time)) on 13 April 2021 to discuss the Combination and the Initial Offering. To participate in this conference call, please use the following access details:

Phone Number: +1 404 975 4839

Participant Code: 481921

Information on how to access the webcast of this presentation can be found at: https://www.ballys.com/gamesys-documentation/

Enquiries:

Bally's and Premier Entertainment
Steve Capp, Executive Vice President and Chief Financial Officer	+1 401 475 8564
Deutsche Bank (Financial Adviser to Bally's and Premier Entertainment)
James Ibbotson Chris Raff Anna Mills (Corporate Broking)	+44 (0) 20 7545 8000
Kekst CNC (PR Adviser to Bally's and Premier Entertainment)
Richard Goldman David Gill	+1 646 847 6102
Gamesys
Jason Holden, Director of Investor Relations	+44 (0) 20 7478 8150
Macquarie Capital (Financial Adviser to Gamesys)
Sung Chun Magnus Scaddan	+44 (0) 20 3037 2000
Numis (Joint Broker to Gamesys)
Garry Levin	+44 (0) 20 7260 1000
Berenberg (Joint Broker to Gamesys)
Mark Whitmore	+44 (0) 20 3207 7800
Finsbury (PR Adviser to Gamesys)
James Leviton	+44 (0) 7771 887 977

Clifford Chance LLP is acting as legal adviser to Gamesys. Jones Day is acting as legal adviser to Bally's and Premier Entertainment.

Important notice

Deutsche Bank Aktiengesellschaft ("Deutsche Bank") is authorised under German Banking Law (competent authority: European Central Bank) and, in the United Kingdom, by the Prudential Regulation Authority. It is subject to supervision by the European Central Bank and by BaFin, Germany's Federal Financial Supervisory Authority and is subject to limited regulation in the United Kingdom by the Prudential Regulation Authority and Financial Conduct Authority (the "FCA").

Neither Deutsche Bank nor any of its subsidiaries, branches or affiliates (including, without limitation, Deutsche Bank, acting through its London branch ("DB London"), and Deutsche Bank Securities Inc. ("DBSI")) will be responsible to any person other than Bally's and Premier Entertainment for providing any of the protections afforded to clients of Deutsche Bank (or, as the case may be, DB London or DBSI) nor for providing advice in relation to any matters referred to in this Announcement.

Neither Deutsche Bank nor any of its subsidiaries, branches or affiliates (including, without limitation, DB London and DBSI) owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Deutsche Bank (or DB London or DBSI) in connection with this Announcement, any statement contained herein or otherwise.

DB London and DBSI are acting as financial advisers to Bally's and Premier Entertainment and no other person in connection with the contents of this Announcement.

Macquarie Capital (Europe) Limited ("Macquarie Capital"), which is authorised and regulated by the FCA in the United Kingdom, is acting exclusively for Gamesys and for no one else in connection with the Combination and/or any other matter referred to in this Announcement and will not be responsible to anyone other than Gamesys for providing the protections afforded to its clients or for providing advice in relation to the Combination, the contents of this Announcement, or any other matters referred to in this Announcement. Macquarie Capital is not an authorised deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia), and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542. Macquarie Bank Limited does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Capital.

Numis Securities Limited ("Numis"), which is authorised and regulated by the FCA in the United Kingdom, is acting exclusively for Gamesys and no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters in this Announcement and will not be responsible to anyone other than Gamesys for providing the protections afforded to clients of Numis, or for providing advice in relation to any matter referred to in this Announcement. Neither Numis nor any of its affiliates owes or accepts any duty, liability or responsibility to any person who is not a client of Numis in connection with this announcement, any statement contained herein or otherwise.

Joh. Berenberg, Gossler & Co. KG, London Branch ("Berenberg"), which is authorised by the German Federal Financial Supervisory Authority and subject to limited regulation by the FCA in the United Kingdom, is acting exclusively for Gamesys and no one else in connection with the Combination and will not be responsible to anyone other than Gamesys for providing the protections afforded to clients of Berenberg nor for providing advice in relation to the Combination or any other matters referred to in this Announcement. Neither Berenberg nor any of its affiliates owes or accepts any duty, liability or responsibility to any person who is not a client of Berenberg in connection with this Announcement, any statement contained herein or otherwise.

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to purchase any securities or the solicitation of an offer to buy any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Combination or otherwise nor will there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities will be made except in accordance with applicable law. The Combination will be effected solely by means of the Scheme Document (or if the Combination is implemented by way of a Takeover Offer, the offer document) which will contain the full terms and conditions of the Combination, including details of how to vote in respect of the Scheme. Any vote or decision in respect of the Scheme (or the Takeover Offer, if applicable) or other response in relation to the Combination should be made only on the basis of the information contained in the Scheme Document (or, if applicable, the offer document).

This Announcement has been prepared for the purpose of complying with English law, the Takeover Code, the Market Abuse Regulation, the Disclosure Guidance and Transparency Rules and the Listing Rules and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Gamesys will prepare the Scheme Document to be distributed to Gamesys Shareholders. Bally's will prepare the Bally's Proxy Statement to be distributed to Bally's Shareholders and the Prospectus to be distributed to Gamesys Shareholders. Gamesys, Premier Entertainment and Bally's urge Gamesys Shareholders to read the Scheme Document (or, if applicable, the offer document) and the Prospectus, and urge the Bally's Shareholders to read the Bally's Proxy Statement, in each case when such documents become available because they will contain important information relating to the Combination. Any vote in respect of the Scheme of the Court Meeting or the Resolutions at the General Meeting or related matters, should be made only on the basis of the information contained in the Scheme Document, the Forms of Proxy, the Form of Election and the Prospectus.

Overseas Shareholders

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and/or regulations. Persons who are not resident in the United Kingdom or who are subject to the laws and regulations of other jurisdictions should inform themselves of, and observe, any applicable requirements, as any failure to comply with such requirements may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Combination disclaim any responsibility or liability for the violation of such restrictions by any person.

Unless otherwise determined by Bally's or Premier Entertainment or required by the Takeover Code, and permitted by applicable law and regulation, the Combination will not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Combination by any such use of the mails of or any other means, instrumentality (including, without limitation, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or securities exchange of or from within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this Announcement and all documents relating to the Combination are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this Announcement and all documents relating to the Combination (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in, into or from such jurisdictions where to do so would violate the laws in those jurisdictions. If the Combination is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law and regulation), such Takeover Offer may not be made available directly or indirectly, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction.

The availability of the Cash Offer and the Share Alternative to Gamesys Shareholders who are not resident in the United Kingdom (and, in particular, their ability to vote their Scheme Shares with respect to the Scheme at the Court Meeting, or to appoint another person as proxy to vote at the Court Meeting on their behalf) may be affected by the laws of the relevant jurisdictions in which they are resident. The Combination will be subject to the applicable requirements of the Takeover Code, the Panel, the London Stock Exchange and the FCA. Further details in relation to Overseas Shareholders will be contained in the Scheme Document (or, if applicable, the offer document).

This Announcement does not constitute a prospectus or prospectus exempted document.

Additional information for US investors in Gamesys

The Combination relates to shares of an English company and is proposed to be effected by means of a scheme of arrangement under the laws of England and Wales. A transaction effected by means of a scheme of arrangement is not subject to the tender offer or proxy solicitation rules under the US Exchange Act of 1934 (the "US Exchange Act") and other requirements of US law.

Instead, the Combination is subject to the disclosure and procedural requirements applicable in the United Kingdom to schemes of arrangement which differ from the disclosure requirements of United States tender offer and proxy solicitation rules. Neither the US Securities and Exchange Commission (the “SEC”), nor any securities commission of other jurisdictions, has approved or disapproved of the Combination, passed upon the fairness of the Combination or passed upon the adequacy or accuracy of this Announcement. Any representation to the contrary is unlawful.

The New Bally's Shares have not been registered under the US Securities Act of 1933 (the "US Securities Act") and will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the US Securities Act. If, in the future, Bally's or Premier Entertainment exercises its right to implement the Combination by way of a Takeover Offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, it will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New Bally's Shares under the US Securities Act. In this event, Gamesys Shareholders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they would contain important information, and such documents will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to Bally's contact for enquiries identified above.

New Bally's Shares issued to persons other than "affiliates" of Bally's (defined as certain control persons, within the meaning of Rule 144 under the US Securities Act) will be freely transferable under US law after the Combination. Persons (whether or not US persons) who are or will be "affiliates" of Bally's within 90 days prior to, or of the Combined Group after, the Effective Date will be subject to certain transfer restrictions relating to the New Bally's Shares under US law.

In addition, if Bally's exercises its right to implement the Combination by way of a Takeover Offer, which is to be made into the US, such Takeover Offer will be made in compliance with the applicable US laws and regulations, including Section 14(e) and Regulation 14E under the US Exchange Act.

If the Combination is implemented by way of Takeover Offer, in accordance with, and to the extent permitted by, the Takeover Code and normal UK market practice, Deutsche Bank and their respective affiliates may continue to act as exempt principal traders or exempt market makers in Gamesys Shares on the London Stock Exchange and will engage in certain other purchasing activities consistent with their respective normal and usual practice and applicable law, as permitted by Rule 14e-5(b)(9) under the US Exchange Act. In addition, in accordance with normal United Kingdom practice, Bally's, Premier Entertainment or their nominees or their brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, shares or other securities of Gamesys outside of the US, other than pursuant to the Combination, until the date on which the Combination and/or Scheme becomes effective, lapses or is otherwise withdrawn. If such purchases or arrangements to purchase were to be made they would occur either in the open market at prevailing prices or in private transactions at negotiated prices and would comply with applicable law, including United Kingdom laws and the US Exchange Act. Any information about such purchases or arrangements to purchase will be disclosed as required in the UK, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. To the extent that such information is required to be publicly disclosed in the United Kingdom in accordance with applicable regulatory requirements, this information will, as applicable, also be publicly disclosed in the United States.

The receipt of cash consideration by a Gamesys Shareholder for the transfer of its Gamesys Shares pursuant to the Scheme will be a taxable transaction for United States federal income tax purposes and under applicable US state and local, as well as overseas and other, tax laws. The receipt of New Bally's Shares may also be taxable for such purposes. In certain circumstances, Gamesys Shareholders that are not US persons and that receive cash consideration pursuant to the Scheme may be subject to US withholding tax. Each Gamesys Shareholder is urged to consult an independent professional adviser regarding the applicable tax consequences of the Combination, including under applicable United States, state and local, as well as overseas and other, tax laws.

Financial information relating to Gamesys included in this Announcement and the Scheme Document has been or will have been prepared in accordance with accounting standards applicable in the United Kingdom and may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). US GAAP differs in certain significant respects from accounting standards applicable in the United Kingdom.

Gamesys is incorporated under the laws of England and Wales. In addition, some of its officers and directors reside outside the United States. Some or all of its assets are or may be located in jurisdictions outside the United States. Therefore, It may be difficult for US holders of Gamesys Shares to enforce their rights and any claim arising out of the US federal securities laws in connection with the Combination, since investors may have difficulty effecting service of process within the United States upon those persons or recovering against Gamesys or its officers or directors on judgments of United States courts, including judgments based upon the civil liability provisions of the United States federal securities laws. It may not be possible to sue Gamesys or its officers or directors in a non-US court for violations of the US securities laws.

Additional information about Bally's

This Announcement may be deemed to be solicitation material in respect of the Combination, including the issuance of the New Bally's Shares. In connection with the foregoing proposed issuance of New Bally's Shares, Bally's expects to file a proxy statement with the SEC. To the extent Bally's effects the Combination as a Scheme under English law, the issuance of New Bally's Shares would not be expected to require registration under the US Securities Act pursuant to an exemption provided by Section 3(a)(10) of the US Securities Act. If Bally's or Premier Entertainment elects (with the consent of the Panel, if required, and subject to the terms of the Cooperation Agreement) to implement the Combination by way of a Takeover Offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, it will file a registration statement with the SEC containing a prospectus with respect to the New Bally's Shares and include appropriate additions and amendments to the Conditions to reflect any additional related requirements. BALLY'S INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE COMBINATION THAT BALLY'S WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BALLY'S, THE PROPOSED ISSUANCE OF THE NEW BALLY'S SHARES, AND THE COMBINATION. A proxy statement filed on Schedule 14A , the registration statement/prospectus filed on Form S-4, in each case as applicable and other relevant materials in connection with the proposed issuance of New Bally's Shares and the Combination (when they become available), and any other documents filed by Bally's with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC at Bally's website, www.ballys.com, or by contacting our Investor Relations department in writing at Investor Relations, 100 Westminster Street, Providence, Rhode Island 02903.

Bally's, the Bally's Directors and Bally's executive officers may be deemed to be participants in the solicitation of proxies from Bally's Shareholders with respect to the Combination, including the proposed issuance of New Bally's Shares. Information about the Bally's Directors and Bally's executive officers and their ownership of Bally's Shares is set forth in Bally's Annual Report on Form 10-K for the fiscal year ended 31 December 2020, which was filed with the SEC on 10 March 2021 and Bally's proxy statement for its 2020 Annual Meeting of Shareholders, which was filed with the SEC on 8 April 2020. Information regarding the identity of the potential participants, and their direct or indirect interests in the solicitation, by security holdings or otherwise, will be set forth in the proxy statement and/or prospectus and other materials to be filed with the SEC in connection with the Combination and issuance of New Bally's Shares.

In accordance with applicable US state gaming regulatory requirements, Bally’s charter documents contain certain restrictions pertaining to the acquisition, transfer and ownership of Bally’s Shares. These restrictions include a requirement that a person seeking to acquire Bally’s Shares constituting 5% or more of Bally’s Shares first be found suitable and/or obtain a license from the appropriate gaming regulators to hold such Bally’s Shares and a requirement that a holder of Bally’s Shares, regardless of percentage, is subject to applicable gaming laws and must divest its Bally’s Shares in the event it is disqualified or determined to be unsuitable.

Forward-looking statements

This Announcement (including information incorporated by reference in the Announcement), oral statements made regarding the Combination, and other information published by Bally's, Premier Entertainment and Gamesys contains certain forward-looking statements, beliefs or opinions with respect to the financial condition, results of operations and business of Bally's, Premier Entertainment and Gamesys. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts.

Forward-looking statements may often, but not always, be identified by the use of forward-looking terms such as "may," "will," "expects," "believes," "hopes," "anticipates," "aims," "plans," "estimates," "projects," "targets," "intends," "forecasts," "outlook," "impact," "potential," "confidence," "improve," "continue," "optimistic," "deliver," "comfortable," "trend," "seeks," or variations of such words or statements that certain actions, events or results "could," "should," "would" or "might" be taken, occur or be achieved or the negative of such terms or other variations on such terms or comparable terminology.

Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. These statements are based on assumptions and assessments made by Gamesys, Bally's and Premier Entertainment, as the case may be, in light of their experience and their perception of historical trends, current conditions, future developments and other factors that they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors that could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements are unknown.

Although it is believed that the expectations reflected in such forward-looking statements were reasonable at the time the statements were made, no assurance is given by Gamesys, Bally's and Premier Entertainment that such expectations or the assumptions and assessments underlying them will prove to have been correct and the circumstances may change. You are therefore cautioned not to place undue reliance on these forward-looking statements. None of Gamesys, Bally's and Premier Entertainment assumes any obligation, and Gamesys, Bally's and Premier Entertainment disclaim any intention or obligation, to update or correct the information contained in this Announcement (whether as a result of new information, future events or otherwise), except as required by applicable law or regulation (including under the Disclosure Guidance and Transparency Rules of the FCA).

Except as expressly provided in this Announcement, the forward-looking statements have not been reviewed by the auditors of Gamesys, Bally's or Premier Entertainment or their respective financial advisers. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. There are many factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements is (1) the satisfaction of the Conditions, (2) any regulatory approvals required for the Combination not being obtained on the terms expected or on the anticipated schedule, (3) the ability of Gamesys, Bally's and Premier Entertainment to meet expectations regarding the timing, completion and accounting and tax treatments of the Combination, (4) the possibility that Gamesys, Bally's and Premier Entertainment may be unable to achieve any expected synergies and operating efficiencies in connection with the Combination within the expected time frames or at all and to successfully integrate the Gamesys’ operations into those of Bally’s, (5) uncertainties surrounding the COVID 19 pandemic, including limitations on Bally’s operations, increased costs, changes in customer attitudes, impact on its employees and the ongoing impact of COVID 19 on general economic conditions, (6) unexpected costs, difficulties integrating and other events impacting Bally’s recently completed and proposed acquisitions and its ability to realize anticipated benefits, (7) risks associated with Bally’s rapid growth, including those affecting customer and employee retention, integration and controls, (8) risks associated with the impact of the digitalization of gaming on casino operations and the highly competitive and rapidly changing aspects of iGaming and sports betting businesses generally, and (9) the very substantial regulatory restrictions including costs of compliance; restrictions and limitations in agreements to which Bally’s and Gamesys are subject, including debt financing, could significantly affect Bally’s ability to operate its business and its liquidity. Such forward looking statements should therefore be construed in the light of such factors. None of Bally's, Premier Entertainment and Gamesys, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this Announcement will actually occur.

No profit forecasts, estimates or quantified benefits statements

No statement in this Announcement is intended, or is to be construed, as a profit forecast, profit estimate or quantified benefits statement for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share for Gamesys or Bally's for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Gamesys or Bally's, respectively.

Disclosure requirements of the Takeover Code

Under Rule 8.3(a) of the Takeover Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror before the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Takeover Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Electronic communications

Please be aware that addresses, electronic addresses and certain other information provided by Gamesys Shareholders, persons with information rights, participants in the Gamesys Share Plans and SIP and other relevant persons for the receipt of communications from Gamesys may be provided to Bally's and Premier Entertainment during the offer period as required under Section 4 of Appendix 4 of the Takeover Code to comply with Rule 2.11(c) of the Takeover Code.

Publication on websites and availability of hard copies

A copy of this Announcement and the documents required to be published by Rule 26 of the Takeover Code will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions) free of charge on Gamesys’ website at https://www.gamesysgroup.com/investors/possible-offer-for-gamesys/ and on Bally's website at https://investors.bally's.com/ by no later than 12 noon (London time) on the Business Day following the Announcement Date. For the avoidance of doubt, the contents of these websites are not incorporated into and do not form part of this Announcement.

In accordance with Rule 30.3 of the Takeover Code, Gamesys Shareholders and persons with information rights, may request a hard copy of this Announcement by contacting Computershare Investor Services PLC between 8:30 a.m. and 5:30 p.m. (London time) Monday to Friday (excluding public holidays in England and Wales) on 0370 889 4098 (or +44 (0370) 889 4098 if calling from outside of the UK). Calls to this number are charged at national rates or, in the case of calls from outside the UK, at the applicable international rate. Calls from a mobile device may incur network extras. You may also request that all future documents, announcements and information to be sent to you in relation to the Combination should be in hard copy form. If you have received this Announcement in electronic form, copies of this Announcement and any document or information incorporated by reference into this document will not be provided unless such a request is made.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

General

If you are in any doubt about the contents of this Announcement or the action you should take, you should seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor accountant or independent financial adviser duly authorised under the Financial Services and Markets Act 2000 if you are a resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE, DIRECTLY OR INDIRECTLY, OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

13 April 2021

RECOMMENDED COMBINATION

of

Bally's Corporation ("Bally's")

(and Premier Entertainment Sub, LLC an indirect wholly owned subsidiary ("Premier Entertainment"))

with

Gamesys Group plc

to be effected by way of a Scheme of Arrangement under Part 26 of the Companies Act

1.	Introduction

On 24 March 2021, the boards of Bally's and Gamesys announced that they had reached agreement in principle on the terms of a possible recommended combination of Bally's with Gamesys pursuant to which Bally's would acquire the entire issued and to be issued ordinary share capital of Gamesys.

The Bally's Board and the Gamesys Board are pleased to announce that they have now agreed upon the definitive terms of the Combination and completed reciprocal due diligence, both of which were pre-requisites to the issue of this Announcement, which is being made under Rule 2.7 of the Takeover Code.

It is intended that the Combination will be effected by Bally's directly or with or through Premier Entertainment, an indirect wholly owned subsidiary, and that the Combination will be implemented by means of a court-sanctioned scheme of arrangement under Part 26 of the Companies Act, or if Bally's or Premier Entertainment elects (with the consent of the Panel, if required, and subject to the terms of the Cooperation Agreement), by a Takeover Offer.

2.	The Combination

Under the terms of the Combination, which will be subject to the Conditions and further terms set out in Appendix I to this Announcement and to be set out in the Scheme Document, Scheme Shareholders who are on the register of members of Gamesys at the Scheme Record Time will be entitled to receive:

for each Gamesys Share                                                                                   1,850 pence in cash (the "Cash Offer")

In addition, the Gamesys Board has proposed a final dividend in respect of the year ended 31 December 2020 of £30.7 million in aggregate, which, based on Gamesys' issued share capital as at the Latest Practicable Date, would equate to 28 pence per Gamesys Share (the "Gamesys Final Dividend") for approval by Gamesys Shareholders at Gamesys' 2021 annual general meeting (currently expected to be held in June 2021) (the "Gamesys AGM").

The Cash Offer, including the Gamesys Final Dividend, represents a premium of:

o	approximately 14.4% to the Closing Price per Gamesys Share of 1,642 pence on 23 March 2021 (being the last Business Day prior to the commencement of the Offer Period);

o	approximately 41.2% to the Closing Price per Gamesys Share of 1,330 pence on 25 January 2021 (being the last Business Day prior to Bally's initial proposal to Gamesys dated 26 January 2021); and

o	approximately 36.7% to the average closing price per Gamesys Share of 1,373 pence for the three-month period ended 23 March 2021 (being the last Business Day prior to the commencement of the Offer Period) on a volume weighted average price basis.

Bally's will also make available the Share Alternative, pursuant to which Scheme Shareholders (other than Scheme Shareholders resident or located in a Restricted Jurisdiction) may elect to receive New Bally's Shares in lieu of part or all of the cash consideration to which they would otherwise be entitled under the Combination. Further details of the Share Alternative are set out in paragraph 3 below.

In addition, if the Combination has not completed before the ex-dividend date of 9 September 2021, the Gamesys Board reserves the right to declare an interim dividend for the six months ended 30 June 2021 of an aggregate amount of up to £16.4 million which, based on Gamesys' issued share capital as at the Latest Practicable Date, would equate to a dividend of up to 15 pence per Gamesys Share (the "Second Gamesys Interim Dividend").

The Bally's Board and the Gamesys Board have agreed that Gamesys Shareholders will be entitled to receive the Agreed Dividends, if and to the extent declared in accordance with the terms set out in this Announcement, in each case without any reduction to the Consideration payable by Bally's and Premier Entertainment under the terms of the Combination.

Further details of the Agreed Dividends and the circumstances in which they may be declared are contained in paragraph 4 below.

The Scheme Document, containing further information about the Combination, notices of the Court Meeting and the General Meeting and the expected timetable of the Scheme, together with the Forms of Proxy, the Form of Election and the Prospectus, will be published in due course. It is expected that the Court Meeting and the General Meeting will be held in the second quarter of 2021 and that, subject to the satisfaction of all relevant conditions, the Scheme will become effective during the fourth quarter of 2021.

3.	Share Alternative

The Share Alternative will be made available to Scheme Shareholders (other than Scheme Shareholders resident or located in a Restricted Jurisdiction) to enable them to elect to receive New Bally's Shares instead of all or part of the cash consideration which they would otherwise be entitled to receive pursuant to the Combination, using the following exchange ratio:

for each Gamesys Share                      0.343 New Bally's Shares

Based on the Closing Price of $60,80 per Bally's Share at close of business on the Latest Practicable Date and applying the USD:GBP exchange rate quoted by Bloomberg at 5.00 p.m. Eastern Standard Time on the same date, the Share Alternative values each Gamesys Share at 1,518 pence.

Bally's and Premier Entertainment have received irrevocable undertakings from the Electing Gamesys Directors and the Electing Gamesys Shareholders to elect for the Share Alternative in respect of their entire respective beneficial holdings of 28,003,501 Gamesys Shares (representing, in aggregate, 25.6% of Gamesys' issued share capital at close of business on the Latest Practicable Date).

Entitlements to New Bally's Shares will be rounded down to the nearest whole number. Fractional entitlements to New Bally's Shares will not be allotted or issued to Gamesys Shareholders. Instead, all fractional shares which a holder of Bally's Shares would otherwise be entitled to receive will be aggregated and sold in the market with the net cash proceeds paid in lieu of such fractional entitlements to Gamesys Shareholders.

The Share Alternative is conditional upon the Combination becoming effective in accordance with its terms and will not be available to Overseas Shareholders in Restricted Jurisdictions.

The New Bally's Shares will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the US Securities Act. If, in the future, Bally's or Premier Entertainment elects (with the consent of the Panel, if required, and subject to the terms of the Cooperation Agreement) to implement the Combination by way of a Takeover Offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, it will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New Bally's Shares. In this event, Bally's Shareholders are urged to read those documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Such documents will be available free of charge at the SEC's website at www.sec.gov or by directing a request to Bally's contact for enquiries identified above.

Neither the SEC nor any other state securities commission has approved or disapproved of the New Bally's Shares to be issued in connection with the Combination, or determined if this Announcement is accurate or complete. Any representation to the contrary is unlawful.

Further details of the Share Alternative, including details of those Gamesys Shareholders that will be eligible to elect for the Share Alternative, will be set out in the Scheme Document.

4.	Dividends

The Gamesys Board has proposed the Gamesys Final Dividend for approval by Gamesys Shareholders at the Gamesys AGM. If the Effective Date occurs before the date of the Gamesys AGM, the Gamesys Board reserves the right instead to declare the Gamesys Final Dividend as the First Gamesys Interim Dividend.

In addition, if the Combination has not completed before the ex-dividend date of 9 September 2021 the Gamesys Board reserves the right to declare the Second Gamesys Interim Dividend.

Based on Gamesys' issued share capital as at the Latest Practicable Date:

•	the Gamesys Final Dividend, or if declared, the First Gamesys Interim Dividend, would equate to a dividend of 28 pence per Gamesys Share; and

•	the Second Gamesys Interim Dividend, if declared, would equate to a dividend of up to 15 pence per Gamesys Share.

If Gamesys' issued share capital changes between the Announcement Date and the record date for the relevant dividend, the amount of the relevant dividend per Gamesys Share might be different from the amounts set out above.

The Bally's Board and the Gamesys Board have agreed that Gamesys Shareholders will be entitled to receive the Agreed Dividends, if and to the extent declared in accordance with the terms set out in this Announcement, in each case without any reduction to the Consideration payable by Bally's and Premier Entertainment under the terms of the Combination.

The First Gamesys Interim Dividend, if declared, would be declared and paid in place of the Gamesys Final Dividend. Consequently, Gamesys Shareholders would not receive both the Gamesys Final Dividend and the First Gamesys Interim Dividend. In addition, if the Combination becomes effective before the ex-dividend date of 9 September 2021, the Second Gamesys Interim Dividend would not be declared and Gamesys Shareholders would not be entitled to receive it.

If, on or after the Announcement Date and on or before the Effective Date, any dividend, distribution or other return of capital or value is declared, made or paid or becomes payable in respect of Gamesys Shares, save for the Agreed Dividends or in excess of the Agreed Dividends, Bally's and Premier Entertainment reserve the right to reduce the Consideration accordingly. In such circumstances, Gamesys Shareholders would be entitled to retain any such dividend, distribution or other return of capital or value declared, made or paid. Please refer to Part C of Appendix I for further information in this regard.

5.	Background to and reasons for the Combination

Bally's believes that the online gambling and sports betting sector in the US continues to exhibit many characteristics that are structurally attractive with a steep anticipated growth trajectory as favourable regulatory progress throughout the US leads to the opening of new sports betting and iGaming markets. This opportunity is reflected in industry analysts estimating a potential total addressable market size in excess of US$45 billion. Bally's believes that having a combination of both proven, developed technology and land-based platforms across key US states, with global brands, existing customer bases and complementary product offerings will be key to taking advantage of these growth opportunities. The following factors have also been taken into consideration by Bally's in connection with the Combination:

•	Bally's believes that the Combination represents a compelling strategic and financial opportunity to improve the offering and experience for customers;

•	the Combination would accelerate Bally's long-term growth strategy, the objective of which is to become the premier, truly integrated, omni-channel US gaming company with a B2B2C business;

•	Gamesys’ existing platform would benefit from Bally's fast-growing land-based and online platform in the US, providing market access through Bally's operations in key states as the nascent iGaming and sports betting opportunity develops at this pivotal moment in the market's evolution;

•	Bally's would benefit from Gamesys’ proven technology platform, expertise and highly respected and experienced management team. These offerings, integrated with Bally's online sports betting platform via the pending Bet.Works acquisition and the transformational media partnership with Sinclair Broadcast Group, would place the Combined Group in a strong position to capitalise on the quickly developing US online market;

•	the Combination would create one of the broadest portfolios in market of omni-channel cross-sell opportunities with land-based gaming, online sports betting, iCasino, poker, bingo, daily fantasy sports and free-to-play games;

•	the Combination would create significant value for Bally's by bringing in house a technology platform to further build out iGaming offerings and create a unified player development database;

•	the Combined Group is expected to be highly cash flow generative, enabling it to pursue growth opportunities through reinvestment and strategic M&A. The greater number of registered accounts and monthly active customers that would result from the Combination, together with a more diversified player community and an enhanced customer database, will, in Bally's view, create opportunities to increase growth and profitability; and

•	the Combined Group will be committed to responsible gaming and industry leadership in environmental, social and corporate governance efforts, including targeting carbon neutrality and good corporate governance.

6.	Recommendation by the Gamesys Directors

The Gamesys Directors, who have been so advised by Macquarie Capital as to the financial terms of the Cash Offer, unanimously consider the terms of the Cash Offer to be fair and reasonable. In providing its advice to the Gamesys Directors, Macquarie Capital has taken into account the commercial assessments of the Gamesys Directors. Macquarie Capital is providing independent financial advice to the Gamesys Directors for the purpose of Rule 3 of the Takeover Code.

Accordingly, the Gamesys Directors intend unanimously to recommend that Gamesys Shareholders vote, or procure the vote, in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting as the Gamesys Directors who hold Gamesys Shares have irrevocably undertaken to do in respect of their own beneficial holdings (and those of certain of their close relatives and related trusts) of Gamesys Shares amounting, in aggregate, to 2,825,711 Gamesys Shares (representing 2.6% of Gamesys’ issued ordinary share capital as at close of business on the Latest Practicable Date), or, if the Combination is implemented by way of a Takeover Offer, to accept or procure acceptance of the Takeover Offer. The Electing Gamesys Directors and a related trust of Keith Laslop have also irrevocably undertaken to elect for the Share Alternative in respect of their entire (or, in respect of the related trust of Keith Laslop, part of its) beneficial holdings of Gamesys Shares amounting, in aggregate, to 1,783,276 Gamesys Shares (representing 1.6% of Gamesys’ issued ordinary share capital as at close of business on the Latest Practicable Date). All of these undertakings remain binding even in the event of a higher competing offer.

The Gamesys Directors and (in providing their advice to the Gamesys Directors) Macquarie Capital express no view as to the Share Alternative in this Announcement. It is intended that their views in this regard will be provided in the Scheme Document. Gamesys Shareholders are advised to consider whether New Bally's Shares are a suitable investment in light of their own circumstances and are, therefore, strongly recommended to seek their own independent financial, tax and legal advice appropriate to their own particular circumstances and investment objectives before deciding whether they wish to elect for the Share Alternative, as well as giving full consideration to the information in this Announcement, the Scheme Document and any other transaction documents (when published).

7.	Background to and reasons for the recommendation by the Gamesys Directors

Gamesys is a leading online gaming operator, having created a strong market position in online casino and online bingo through its focus on customer experience, technology, content and operations. Following the combination of JPJ Group plc and Gamesys in September 2019, Gamesys has become a leading operator in the UK and Japan.

Gamesys expects the United States to become the world’s largest regulated online gaming market over the next several years, and it has been pursuing several strategies to position itself to be a leader in this fast-growing market. These initiatives led to discussions with Bally's about potential commercial partnerships.

These initial discussions developed into exploring a more comprehensive transaction regarding a strategic combination of the two groups which commenced in December 2020. On 26 January 2021, Bally's made a non-binding proposal relating to a combination with Gamesys. Since this date the parties have engaged in reciprocal confirmatory due diligence.

The Gamesys Directors, together with Gamesys' financial adviser, Macquarie Capital, have considered the proposed Combination with regard to price, structure, deliverability and with reference to the range of strategic options available to Gamesys.

While the Gamesys Directors believe that Gamesys would have a strong future as an independent listed company, they acknowledge the benefits of the Combination, including:

o	immediate market access to 11 US states for online gaming and sports betting;

o	the creation of a US omni-channel gaming business, which may reduce the cost of customer acquisition through Bally's customer database of approximately 15 million members;

o	a strong US gaming brand in Bally's, which has been enhanced through its partnership with Sinclair Broadcast Group, Inc., through which Bally's rebranded regional sports networks reach approximately 70% of US households;

o	the addition of sports betting technology through Bally's acquisition of Bet.Works Corp. which is expected to complete in the first half of 2021; and

o	significant combined cash flow to reinvest in the US market.

The Gamesys Directors welcome Bally's stated intentions concerning Gamesys’ management and employees which are explained in paragraph 13 below. In particular, the Gamesys Directors are pleased that Lee Fenton, the current CEO of Gamesys, will serve as Group CEO of the Combined Group. The Gamesys Directors also note the importance that Bally's places on the skills and experience of Gamesys' employees as well as their intention to fully safeguard the existing contractual and statutory employment rights, including in relation to pensions, of all Gamesys management and employees in accordance with applicable law.

In assessing the terms of the Combination, the Gamesys Directors considered the availability of the Cash Offer, which would provide Gamesys Shareholders with the opportunity to receive an immediate and certain value in cash, while also providing the option for Gamesys Shareholders to receive equity in the Combined Group in lieu of the cash consideration.

In addition, the Gamesys Directors note that the terms of the Cash Offer, including the Gamesys Final Dividend, represent a premium of:

o	approximately 14.4% to the Closing Price per Gamesys Share of 1,642 pence on 23 March 2021 (being the last Business Day prior to the commencement of the Offer Period);

o	approximately 41.2% to the Closing Price per Gamesys Share of 1,330 pence on 25 January 2021 (being the last Business Day prior to Bally's initial proposal to Gamesys dated 26 January 2021); and

o	approximately 36.7% to the average closing price per Gamesys Share of 1,373 pence for the three-month period ended 23 March 2021 (being the last Business Day prior to the commencement of the Offer Period) on a volume weighted average price basis.

Accordingly, the Gamesys Directors intend unanimously to recommend the Cash Offer to Gamesys Shareholders as set out in paragraph 6 above.

8.	Irrevocable undertakings from Gamesys Shareholders

In addition to the irrevocable undertakings given by the Gamesys Directors who hold Gamesys Shares, Bally's has also received irrevocable undertakings from certain other Gamesys Shareholders to vote, or procure the vote, in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting in respect of their entire beneficial holdings (and those of certain of their close relatives and related trusts) of Gamesys Shares amounting, in aggregate, to 33,676,449 Gamesys Shares (representing 30.8% of Gamesys’ issued ordinary share capital at close of business on the Latest Practicable Date), or, if the Combination is implemented by way of a Takeover Offer, to accept or procure acceptance of the Takeover Offer.

The Electing Gamesys Shareholders have also irrevocably undertaken to elect for the Share Alternative in respect of their entire (or, in respect of Michael Mee, part of his) beneficial holdings (and those of certain of their close relatives and related trusts) of Gamesys Shares amounting, in aggregate, to 26,220,225 Gamesys Shares (representing 23.9% of Gamesys’ issued ordinary share capital at close of business on the Latest Practicable Date).

Further details of these irrevocable undertakings are set out in Appendix III to this Announcement.

9.	Bally's Shareholder Meeting and Bally's voting undertakings

Under NYSE rules, the Share Alternative will require the approval of the issuance of New Bally's Shares by Bally's Shareholders at the Bally's Shareholder Meeting.

The Bally's Directors intend unanimously to recommend that Bally's Shareholders vote in favour of the approval of the relevant proposals at the Bally's Shareholder Meeting. Bally's and Gamesys have entered into a voting agreement with certain Bally's Directors and officers of Bally's who hold Bally's Shares, pursuant to which they have irrevocably undertaken to vote in favour of the relevant proposals at the Bally's Shareholder Meeting in respect of their beneficial and of record holdings (and those of certain of their connected persons) of Bally's Shares amounting, in aggregate, to 801,917 Bally's Shares (representing 2.5% of the outstanding issued share capital of Bally's as at the Latest Practicable Date).

10.	Information about Bally's

Bally's is listed on the New York Stock Exchange (NYSE) and its shares trade under the ticker symbol "BALY".

Bally's is a leading owner and operator of land-based casinos in the US. Bally's currently owns and manages 13 properties: 12 casinos across eight states, a horse racetrack and 13 authorised off-track betting licenses in Colorado. With over 6,000 employees, Bally's operations include 13,308 slot machines, 460 game tables and 3,342 hotel rooms. Following the completion of pending acquisitions, as well as the construction of a land-based casino in Centre County, Pennsylvania, Bally's will own and manage 15 casinos across 11 US states.

In November 2020, Bally's announced that it had entered into a definitive agreement to acquire Bet.Works, a US based, sports betting platform provider to operators in New Jersey, Iowa, Indiana and Colorado. Upon acquiring Bet.Works' proprietary technology stack and turnkey solutions, which include marketing, operations, customer service, risk management and compliance, Bally's believes it will position it to become a leading, full-service, vertically integrated sports betting and iGaming company in the US with physical casinos and online gaming solutions united under a single, leading brand, thus enabling it to launch its B2B2C business model.

In November 2020, Bally's announced a long-term strategic partnership with Sinclair Broadcast Group that combines its vertically-integrated, proprietary sports betting technology and expansive market access footprint with Sinclair's portfolio of local broadcast television stations and live regional sports networks, the STIRR streaming service, the Tennis Channel and digital and over-the-air television network Stadium.

Bally's recent acquisitions of Monkey Knife Fight and SportCaller provide Bally's with digital/interactive footprints, provide access to the potentially lucrative interactive mobile sports betting and iGaming markets and diversify it from a financial standpoint.

In addition, on April 13, 2021, Bally's agreed to purchase the Tropicana Las Vegas, Nevada casino from Gaming and Leisure Properties, Inc. (“GLPI”), a publicly traded gaming focused real estate investment. Bally’s estimates the transaction to be valued at approximately $300 million. The purchase price for the Tropicana property’s non-land assets is $150 million. In addition, Bally’s has agreed to lease the land underlying the Tropicana property from GLPI for an initial term of 50 years at annual rent of $10.5 million, subject to increase over time. Bally’s and GLPI will also enter into a sale-and-leaseback transaction relating to Bally’s Black Hawk, CO and Rock Island, IL casino properties for a cash purchase price of $150 million payable by GLPI. The lease will have initial annual fixed rent of $12 million, subject to increase over time. Bally’s and GLPI have agreed to use commercially reasonable efforts to negotiate and enter into definitive documents with respect to these transactions as promptly as practicable in order to fully reflect the contemplated terms.

Bally's aims to continue to grow the business by actively pursuing the acquisition and development of new gaming opportunities and reinvesting in existing operations. Bally's believes that interactive gaming, including mobile sports betting and iGaming represents a significant strategic opportunity for its future growth. In addition, it seeks to increase revenues at its brick and mortar casinos through enhancing the guest experience by providing popular games, restaurants, hotel accommodations, entertainment and other amenities in attractive surroundings with high-quality guest service.

For the year ended 31 December 2019, Bally's achieved an aggregate adjusted EBITDA of $300 million (this figure includes Bally's 2019 aggregate adjusted EBITDA of $167 million, and the completed and pending casino acquisitions in 2019 and 2020 that collectively generated $133 million of adjusted EBITDA in 2019). Bally's cannot give any assurance that any of the pending acquisitions will be consummated on the anticipated timeframe or at all. Aggregate Adjusted EBITDA for 2019 is a non-GAAP measure and has not been calculated on a basis compliant with US or UK requirements for pro forma financial statements.

11.	Information about Premier Entertainment

Premier Entertainment is a newly incorporated Delaware company and an indirect subsidiary of Bally's. Premier Entertainment has been formed at the direction of Bally's for the purposes of implementing the Combination together with Bally's.

12.	Information about Gamesys

Gamesys is listed on the premium listing segment of the Main Market of the London Stock Exchange under the ticker symbol "GYS" and is the parent company of an online gaming group that provides entertainment to a global consumer base. Through its subsidiaries, Gamesys currently offers bingo and casino games to its players using brands which include Jackpotjoy, Virgin Games, Botemania, Vera&John, Heart Bingo, Megaways, Rainbow Riches Casino and Monopoly Casino, and focuses on building its diverse portfolio of distinctive and recognisable brands that deliver best-in-class player experience and gaming content.

As a leading international online gaming operator, Gamesys' market position and diverse customer base (both geographically and demographically) positions Gamesys strongly against its competitors in addition to providing Gamesys with significant opportunities to deliver further growth. Gamesys' core brands have historically demonstrated significant rates of customer retention, achieved through a combination of Gamesys' diverse and engaging range of tailored content, strong customer relationship management and player engagement capabilities and its multi-brand strategy, which enables Gamesys to offer players a bespoke proposition catering for different player demographics and styles of play, as well as providing Gamesys with cross-marketing opportunities to improve the ultimate value derived from players.

Gamesys is well-capitalised and has demonstrated a strong track record of cash generation, with operating cash flow of £214.4 million for the year ended 31 December 2020. During the same period, Gamesys achieved annual revenues of £727.7 million (representing growth on a pro forma basis of 29% compared to 2019) and an adjusted EBITDA of £206.2 million (representing growth on a pro forma basis of 30% compared to 2019).

Gamesys is today publishing its first quarter results for 2021.

13.	Directors, management, employees, research and development and locations

Bally's strategic plans for Gamesys

Bally's believes that the Combined Group has a compelling strategic and financial rationale, would create long-term value for both Gamesys and Bally's and would be consistent with Bally's long-term growth strategy, the objective of which is to create a leading, truly integrated, omni-channel US gaming company with a B2B2C business.

Gamesys would benefit from Bally's fast-growing land-based and online platform in the US, providing market access through Bally's operations in critical states as the nascent iGaming and sports betting opportunity develops in the United States. Bally's would benefit from Gamesys' proven technology platform, expertise and highly respected and experienced management team across the online gaming field. The Combined Group would be able to capitalise on the full range of opportunities available both in the US and beyond.

The Combination will also align with Bally's previously announced plan to split Bally’s into two divisions: “Bally’s Casinos,” comprising Bally's physical gambling and entertainment properties, and “Bally’s Interactive,” which will include new and existing contracts for sports betting and internet gambling, including all of Bet.Works’ sports betting operations, Monkey Knife Fight and SportCaller. As part of the transaction, Bally's anticipates that it will welcome Gamesys and its employees to Bally’s Interactive.

Employees and management

Bally's attaches great importance to the skill and experience of Gamesys’ management and employees and recognises their important contribution to what has been achieved by Gamesys.

Bally's believes that retaining key staff within Gamesys is important and has given assurances to the Gamesys Board that, following completion of the Combination, the existing employment rights, including pension rights, of the management and employees of Gamesys and its subsidiaries will be fully safeguarded in accordance with applicable law.

Bally's plans for the Gamesys Group do not involve any material change in overall headcount, conditions of employment of Gamesys’ employees, or in the balance of the skills and functions of Gamesys' employees and management.

Following the proposed de-listing of Gamesys Shares and re-registration of Gamesys as a private limited company (as further described in paragraph 19 below), Bally's expects to review Gamesys' corporate headquarters and support functions, including certain functions relating to Gamesys’ status as a public listed company, to determine when and how to combine such functions with the equivalent functions of Bally's. Consequently, a limited number of those functions might no longer be required, although Bally's has not made any definite plans in this regard.

It is intended that Gamesys' CEO, Lee Fenton, will become the CEO of the Combined Group and that Robeson Reeves, Gamesys' COO, and Jim Ryan, a non-executive director of Gamesys, will join the Bally's Board.  It is also intended that Bally's CEO, George Papanier, will remain a member of the Bally’s Board and the senior executive running the retail casino business.

It is intended that, upon completion of the Combination, each of the non-executive members of the Gamesys Board will resign as directors of Gamesys.

Pension schemes

Gamesys does not have a defined benefit pension scheme. It does, however, operate a defined contribution plan. Bally's does not intend to make any changes to this plan and intends that contributions be made to this plan in accordance with applicable law.

Incentivisation and retention arrangements

Bally's has not entered into, and has not had any discussions on proposals to enter into, any form of incentivisation arrangements with members of management of Gamesys. Nor has it agreed or entered into any arrangements with any of the Gamesys executive directors who are expected to join the Bally's Board and/or management team following completion of the Combination with regard to any changes to their existing terms of employment. Bally's does not intend to put in place any such arrangements before completion of the Combination.

Locations of business, fixed assets and headquarters

Following completion of the Combination, Gamesys' existing headquarters premises will continue to be utilised, but the headquarters of the Combined Group will be located in Providence, Rhode Island, USA. There is expected to be no material change in headcount at Gamesys’ existing headquarters, except in respect of limited functions relating to Gamesys’ status as a listed company which will be reviewed following the de-listing of Gamesys Shares.

Bally's has no plans to change the locations of business and fixed assets of Gamesys beyond any ordinary course changes planned by the current management of Gamesys.

Research and Development

Bally's values the investment that Gamesys has made in its technology and the infrastructure and expertise in place within the Gamesys Group to create, maintain and enhance existing product offerings. Bally's believes that it is important for the long-term success of the Combined Group and for customer satisfaction to maintain a leading product offering and intends to invest in this area following completion of the Combination through the existing Gamesys infrastructure. Bally's plans do not involve any material change to the research and developments functions of the Gamesys Group.

Trading Facilities

Gamesys is currently listed on the Official List and, as explained in paragraph 19 below, a request will be made to the London Stock Exchange to cancel trading in Gamesys Shares and de-list Gamesys from the Official List from or shortly after the Effective Date. Gamesys will then be re-registered as a private company following the Effective Date.

Views of the Gamesys Board

In considering the recommendation of the Combination to Gamesys Shareholders, the Gamesys Directors have given due consideration to Bally's intentions for the business, management, employees and locations of business of Gamesys.

The Gamesys Directors welcome Bally's intention that, following completion of the Combination, the existing contractual and statutory employment rights, including in relation to pensions, of all Gamesys management and employees will be fully safeguarded in accordance with applicable law.

14.	Gamesys Share Plans

Participants in the Gamesys Share Plans and SIP will be contacted regarding the effect of the Combination on their rights under the Gamesys Share Plans and SIP and appropriate proposals will be made to such participants in the Gamesys Share Plans in due course. Further details of the terms of such proposals will be included in the Scheme Document.

15.	Warrant Instrument

The Warrantholder will be contacted regarding the effect of the Combination on its rights under the Warrant Instrument and an appropriate proposal will be made to the Warrantholder consistent with its rights under the Warrant Instrument.

16.	Financing

Premier Entertainment has entered into a commitment letter and interim facilities agreement ("IFA") for a bridge loan to be provided by Deutsche Bank Aktiengesellschaft, London Branch, Goldman Sachs Bank USA and Barclays Bank PLC to satisfy the cash element of the Consideration. The maximum cash consideration payable to Gamesys shareholders if only the Electing Gamesys Directors and the Electing Gamesys Shareholders elect for the Share Alternative would be £1.6 billion.

In connection with the IFA, Bally's has entered into a commitment letter with GLPI under which GLPI has committed to purchase Bally’s Shares, or, subject to US regulatory requirements, warrants, with a value of up to $500 million. The Bally's Shares will be valued based on a volume weighted average sales prices for the 20 trading days before issue. GLPI may elect to fund its commitment to Bally's, rather than by acquiring equity in Bally’s, in the form of an advance deposit of the purchase price payable by GLPI in connection with prepaid sale leaseback transaction(s) with respect to certain designated Bally's properties, or in the form of one or more interest-bearing loan instruments that will be secured by Bally’s real estate assets on a subordinated basis.

Bally's intends to seek to finance the cash element of the Consideration and refinance Gamesys’ existing debt (and thereby reduce or eliminate the need for borrowings under the IFA or GLPI commitment) after the Announcement Date and prior to the Effective Date through one or more capital market transactions, which could include public or private offerings of Bally's Shares or other securities, and a new company-wide bank credit facility. It is intended that the initial offering (the "Initial Offering"), which will be announced shortly after the release of this Announcement, will comprise an offering of common stock and tangible equity units for a total price to the public of approximately $850 million subject to a customary underwriter overallotment. A prospectus supplement in relation to the Initial Offering will be available at: https://www.sec.gov/cgi-bin/browse-edgar?CIK=0001747079&owner=exclude when published. There can be no assurances to the timing, terms or success of such capital markets transactions as are referred to above.

Bally's objective is to maintain its historically conservative capitalisation policies, providing it with the stability and financial flexibility to continue to pursue a disciplined omni-channel gaming and entertainment growth strategy. Bally's focusses on moderate leverage and ample liquidity, with a target long-term net leverage ratio in a range of 4.0x to 4.5x.

Deutsche Bank, financial adviser to Bally's and Premier Entertainment, is satisfied that sufficient resources are available to satisfy in full the cash consideration payable to Gamesys Shareholders under the terms of the Combination.

Updated information on the financing of the Combination is expected to be contained in the Scheme Document.

Under the terms of the IFA, except (i) with the consent of the lenders under the IFA, (ii) where required by the Panel, or (iii) where necessary to comply with the Takeover Code or other applicable law, Premier Entertainment may not waive, or, where it would, pursuant to Rule 13.5(a) of the Takeover Code and with the consent of the Panel, be entitled to invoke a Condition so as not to proceed with, lapse or withdraw the Combination, treat as satisfied, any material Condition to the extent that it would be materially prejudicial to the interests of the lenders under the IFA.

17.	Offer-related Arrangements

Confidentiality Agreement

Bally's and Gamesys entered into a confidentiality agreement on 2 January 2021 (the "Confidentiality Agreement") pursuant to which each of Bally's and Gamesys has undertaken to the other to (i) keep confidential certain information related directly or indirectly to the Combination and not to disclose it to third parties (other than to permitted recipients) and (ii) use any confidential information disclosed pursuant to the Confidentiality Agreement only in connection with the Combination, subject to certain exceptions.

These confidentiality obligations will remain in force until the earlier of 30 June 2022 and the Effective Date.

The Confidentiality Agreement also includes customary non-solicitation obligations on both parties valid for twelve months from the date of the Confidentiality Agreement.

Confidentiality and Joint Defence Agreement

Bally's, Gamesys and their respective external legal counsels entered into a confidentiality and joint defence agreement (the "Confidentiality and Joint Defence Agreement") dated 2 March 2021 the purpose of which is to ensure that the exchange and/or disclosure of certain materials relating to the parties only takes place between their respective external legal counsels and external experts, and does not diminish in any way the confidentiality of such materials and does not result in a waiver of privilege, right or immunity that might otherwise be available.

Cooperation Agreement

On the date of this Announcement, Bally's and Gamesys entered into a cooperation agreement (the "Cooperation Agreement"), pursuant to which, among other things, they have agreed to cooperate for the purposes of obtaining all Authorisations and preparing the Scheme Document, the Bally's Proxy Statement and the Prospectus.

Bally's has agreed to use its reasonable endeavours to obtain all such Authorisations in sufficient time to enable the Effective Date to occur by the Long Stop Date. Gamesys and Bally's have agreed to certain undertakings to cooperate and provide each other with reasonable information, assistance and access in relation to the filings, submissions and notifications to be made in relation to such Authorisations necessary to satisfy certain regulatory conditions as well as the key shareholder documentation.

The Cooperation Agreement will terminate in certain circumstances including, among other things: (1) if agreed in writing between Bally's and Gamesys; (2) if the Effective Date has not occurred by the Long Stop Date; or (3) upon written notice by Gamesys to Bally's or Bally's to Gamesys if: (a) the Combination is withdrawn, terminated or lapses before the Long Stop Date (subject to certain exceptions); (b) Bally's decides, without the consent of Gamesys, to implement the Combination by way of a Takeover Offer; (c) the Scheme or the Resolutions (as applicable) are not approved by the requisite majorities of Gamesys Shareholders, or the Court refuses to sanction the Scheme, and in each case Gamesys does not consent within two Business Days of Bally's request to implement the Combination as a Takeover Offer; (d) the Combination is not approved by the requisite majority of Bally's Shareholders; or (e) the Gamesys Board or the Bally's Board (as applicable) announce their intention to: (i) withdraw or adversely qualify or modify their recommendation of the Combination; (ii) not convene the Court Meeting, the General Meeting or the Bally's Shareholder Meeting; or (iii) not post the Scheme Document or the Bally's Proxy Statement.

Gamesys also has the right to terminate the Cooperation Agreement if: (1) the Bally's Shareholder Meeting is not held on or before the 22nd day after the expected date of such meeting as set out in the Bally's Proxy Statement and/or the Prospectus (or such later date as the parties may agree) or (2) the Bally's Board withdraws, or the Bally's Proxy Statement does not include, the Bally's Board's recommendation to vote in favour of the shareholder resolutions necessary to approve the issuance of the New Bally's Shares.

Bally's has the right to terminate the Cooperation Agreement if: (1) the Court Meeting, the General Meeting or the Sanction Hearing is/are not held on or before the 22nd day after the expected date of such meeting or hearing as may be set out in the Scheme Document (or such later date as may be agreed between the parties); (2) the Gamesys Board withdraws, qualifies or adversely modifies its recommendation of the Combination; (3) after approval of the Resolutions, other than where an Agreed Switch (as defined in the Cooperation Agreement) occurs but without prejudice to Bally's rights to terminate the Cooperation Agreement under any other provision of the Cooperation Agreement, Gamesys Directors announce that they will not implement the Scheme; (4) the Scheme Document does not include the Gamesys Board's recommendation to Gamesys Shareholders to vote in favour of the Scheme and the Resolutions; or (5) a competing transaction is either recommended by the Gamesys Board or completes, becomes effective or is declared or becomes unconditional in all respects.

The Cooperation Agreement records Bally's and Gamesys' intention to implement the Combination by way of a Scheme, subject to the ability of Bally's to implement the Combination by way of a Takeover Offer in the circumstances described in paragraph 18 below.

The Cooperation Agreement also contains provisions that will apply in respect of certain employee-related matters and the Gamesys Share Plans.

The foregoing summary of the Cooperation Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the text of the Cooperation Agreement, which is available for inspection as described in paragraph 22.

Lock-Up Agreement

Lee Fenton has entered into a lock-up agreement (the "Lock-Up Agreement") pursuant to which for six months after the Effective Date, he may not sell New Bally’s Shares received by him as consideration pursuant to the Combination. The Lock-Up agreement is subject to customary exceptions and Lee Fenton would be entitled to sell up to 10% of his holding of New Bally’s Shares, subject to normal US insider restrictions.

18.	Structure of, and Conditions to, the Combination

It is intended that the Combination will be effected by means of a Court-approved scheme of arrangement between Gamesys and the Scheme Shareholders under Part 26 of the Companies Act.

The purpose of the Scheme is to provide for Bally's and Premier Entertainment to acquire the entire issued and to be issued ordinary share capital of Gamesys. This would be achieved by the transfer of the Scheme Shares to Bally's and Premier Entertainment, in consideration for which the Scheme Shareholders who are on the register of members of Gamesys at the Scheme Record Time will receive the Consideration on the basis set out in this Announcement and to be set out in the Scheme Document.

The Combination will become effective only if, among other things, the following events occur on or before the Long Stop Date:

•	the approval of the Scheme by a majority in number of the Scheme Shareholders who are present and voting, whether in person or by proxy, at the Court Meeting and who represent 75% or more in value of the Scheme Shares voted by those Scheme Shareholders;

•	the Resolutions being duly passed by Gamesys Shareholders representing the requisite majority or majorities of votes cast at the General Meeting;

•	each of the Court Meeting, the General Meeting and the Court Hearing being held on or before the 22nd day after the expected date for each such meeting or hearing, respectively, to be set out in the Scheme Document in due course or, in any such case, such later date as Bally's or Premier Entertainment and Gamesys may agree and, if required, the Court may allow;

•	the approval of the Scheme by the Court (with or without modification but subject to any modification being on terms acceptable to Gamesys and Bally's or Premier Entertainment);

•	the delivery of a copy of the Court Order to the Registrar of Companies;

•	the FCA having approved the Prospectus;

•	approval of the New Bally's Shares for listing on the NYSE, subject to official notice of issuance;

•	the issue of the New Bally's Shares having been approved by Bally's Shareholders at the Bally's Shareholder Meeting; and

•	certain foreign direct investment and regulatory approvals, including relevant gaming regulatory consents and approvals in the UK, certain US states and certain other jurisdictions in which Bally's or Gamesys have licences.

The Scheme will lapse if it does not become effective by the Long Stop Date.

The deadlines for the timing of the Court Meeting, the General Meeting and the Court Hearing as set out above may be waived by Bally's or Premier Entertainment, and the Long Stop Date may be extended by agreement between Gamesys and Bally's or Premier Entertainment (with the Panel’s consent and as the Court may approve (if such consent and/or approval is required)).

Upon the Scheme becoming effective, it will be binding on all Gamesys Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the General Meeting. Each of Bally's and Premier Entertainment reserve the right to elect (with the consent of the Panel, if required, and subject to the terms of the Cooperation Agreement) to implement the Combination by way of a Takeover Offer for the entire issued and to be issued share capital of Gamesys as an alternative to the Scheme.

In such an event, a Takeover Offer will be implemented on substantially the same terms (subject to appropriate amendments, including, if the Panel so agrees, an acceptance condition set at up to 90% of the shares to which such Takeover Offer relates or such lesser percentage, being more than 50%, as Bally's or Premier Entertainment may decide), so far as applicable, as those which would apply to the Scheme.

If the Combination is effected by way of a Takeover Offer and such Takeover Offer becomes or is declared unconditional in all respects and sufficient acceptances are received, Bally's intends that: (1) applications would be made to the London Stock Exchange for the cancellation of trading of the Gamesys Shares on the London Stock Exchange’s market for listed securities and to the FCA for the cancellation of the listing of Gamesys Shares on the Official List and (2) to exercise its rights to apply the provisions of Chapter 3 of Part 28 of the Companies Act to acquire compulsorily the remaining Gamesys Shares in respect of which the Takeover Offer has not been accepted.

19.	De-listing and re-registration

Before the Scheme becomes effective, it is intended that Gamesys will make an application for the cancellation of trading of the Gamesys Shares on the London Stock Exchange’s main market for listed securities and an application to the FCA for the cancellation of the listing of Gamesys Shares on the Official List, in each case to take effect on or shortly after the Effective Date. The last day of dealings in Gamesys Shares on the main market of the London Stock Exchange is expected to be the Business Day immediately before the Effective Date and no transfers will be registered after 6.00 p.m. on that date.

On the Effective Date, share certificates in respect of Gamesys Shares will cease to be valid and entitlements to Gamesys Shares held within the CREST system will be cancelled.

Following the Effective Date, and after its shares are delisted, Premier Entertainment intends to re-register Gamesys as a private limited company.

20.	Disclosure of interests in Gamesys

Bally's made an Opening Position Disclosure, setting out the details required to be disclosed by it under Rule 8.1(a) of the Takeover Code, on 8 April 2021.

As at the close of business on the Latest Practicable Date, none of Bally's, Premier Entertainment or any person acting in concert (which has the meaning given in the Takeover Code) with either of them: (1) had any interest in or right to subscribe for or had borrowed or lent any Gamesys Shares or securities convertible or exchangeable into Gamesys Shares, or (2) had any short positions in respect of relevant securities of Gamesys (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery, or (3) had borrowed or lent any relevant securities of Gamesys (including, for these purposes, any financial collateral arrangements of the kind referred to in Note 4 on Rule 4.6 of the Takeover Code) save for any borrowed shares which have been either on-lent or resold, or (4) is a party to any dealing arrangement of the kind referred to in Note 11 on the definition of acting in concert in the Takeover Code.

21.	General

The Combination is subject to the Conditions and further terms set out in Appendix I to this Announcement and to be set out in the Scheme Document, the Forms of Proxy and the Form of Election. The bases and sources of certain financial information contained in this Announcement are set out in Appendix II to this Announcement. A summary of the irrevocable undertakings and the voting undertakings given in relation to the Combination is contained in Appendix III to this Announcement. Certain terms used in this Announcement are defined in Appendix IV to this Announcement.

Further details of the Scheme, including an indicative timetable for its implementation, will be set out in the Scheme Document. The Scheme Document and the Forms of Proxy accompanying the Scheme Document, the Form of Election and the Prospectus will be published in due course and made available to Gamesys Shareholders at no charge to them.

Former holders of exchangeable shares in The Intertain Group Limited that have not yet been entered in the register of members of Gamesys will nevertheless receive the Forms of Proxy and be able to vote at the Court Meeting and General Meeting. Former holders of common shares in The Intertain Group Limited that have a right to receive Gamesys Shares, but that have not yet returned the requisite materials required for them to be entered in the register of members of Gamesys, do not have voting rights in respect of Gamesys Shares. All such persons are encouraged to contact Computershare Investor Services PLC between 8:30 a.m. and 5:30 p.m. (London time) Monday to Friday (excluding public holidays in England and Wales) on 0370 889 4098 (or +44 (0370) 889 4098 if calling from outside of the UK) in order to facilitate their entry into the register of members of Gamesys and to determine how to obtain legal title to their respective Gamesys Shares.

The Combination is governed by the laws of England and is subject to the jurisdiction of the English courts. The Combination will be subject to the applicable requirements of the Takeover Code, the Panel, the London Stock Exchange and the FCA.

Deutsche Bank, Macquarie Capital, Numis and Berenberg have each given and not withdrawn their consent to the publication of this Announcement with the inclusion herein of the references to their names in the form and context in which they appear.

22.	Documents available for inspection

Copies of the following documents will be made available, subject to certain restrictions relating to persons residing in Restricted Jurisdictions, on Bally's website at https://investors.bally's.com/ and Gamesys’ website at https://www.gamesysgroup.com/investors/offer-for-gamesys/ until completion of the Combination:

(i)	this Announcement;

(ii)	the Cooperation Agreement;

(iii)	the Confidentiality Agreement;

(iv)	the Confidentiality and Joint Defence Agreement;

(v)	the irrevocable undertakings referred to in paragraphs 6 and 8 above and summarised in Appendix III to this Announcement;

(vi)	the Lock-Up Agreement;

(vii)	the Bally's Director Voting Agreement;

(viii)	the SRI Voting Agreement;

(ix)	the documents relating to the financing of the Combination referred to in paragraph 16; and

(x)	the consents from Deutsche Bank, Macquarie Capital, Numis and Berenberg to being named in this Announcement.

Neither the contents of the websites referred to in this Announcement nor the contents of any website accessible from hyperlinks is incorporated in, or forms part of, this Announcement.

Investor presentation

Bally's will provide a presentation to research analysts and investors by way of a conference call and webcast at 12 p.m. (US Eastern Time) (5 p.m. (UK time)) on 13 April 2021 to discuss the Combination and the Initial Offering. To participate in this conference call, please use the following access details:

Phone Number: +1 404 975 4839

Participant Code: 481921

Information on how to access the webcast of this presentation can be found at: https://www.ballys.com/gamesys-documentation/

Enquiries:

Bally's and Premier Entertainment

Steve Capp, Executive Vice President and Chief Financial Officer	+1 401 475 8564

Deutsche Bank (Financial Adviser to Bally's and Premier Entertainment )

James Ibbotson Chris Raff Anna Mills (Corporate Broking)	+44 (0) 20 7545 8000

Kekst CNC (PR Adviser to Bally's and Premier Entertainment)

Richard Goldman David Gill	+1 646 847 6102

Gamesys

Jason Holden, Director of Investor Relations	+44 (0) 20 7478 8150

Macquarie Capital (Financial Adviser to Gamesys)

Sung Chun Magnus Scaddan	+44 (0) 20 3037 2000

Numis (Joint Broker to Gamesys)

Garry Levin	+44 (0) 20 7260 1000

Berenberg (Joint Broker to Gamesys)

Mark Whitmore	+44 (0) 20 3207 7800

Finsbury (PR Adviser to Gamesys)

James Leviton	+44 (0) 7771 887 977

Clifford Chance LLP is acting as legal adviser to Gamesys. Jones Day is acting as legal adviser to Bally's and Premier Entertainment.

Important notice

Deutsche Bank Aktiengesellschaft ("Deutsche Bank") is authorised under German Banking Law (competent authority: European Central Bank) and, in the United Kingdom, by the Prudential Regulation Authority. It is subject to supervision by the European Central Bank and by BaFin, Germany's Federal Financial Supervisory Authority and is subject to limited regulation in the United Kingdom by the Prudential Regulation Authority and Financial Conduct Authority (the "FCA").

Neither Deutsche Bank nor any of its subsidiaries, branches or affiliates (including, without limitation, Deutsche Bank, acting through its London branch ("DB London"), and Deutsche Bank Securities Inc. ("DBSI")) will be responsible to any person other than Bally's and Premier Entertainment for providing any of the protections afforded to clients of Deutsche Bank (or, as the case may be, DB London or DBSI) nor for providing advice in relation to any matters referred to in this Announcement.

Neither Deutsche Bank nor any of its subsidiaries, branches or affiliates (including, without limitation, DB London and DBSI) owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Deutsche Bank (or DB London or DBSI) in connection with this Announcement, any statement contained herein or otherwise.

DB London and DBSI are acting as financial advisers to Bally's and Premier Entertainment and no other person in connection with the contents of this Announcement.

Macquarie Capital (Europe) Limited ("Macquarie Capital"), which is authorised and regulated by the FCA in the United Kingdom, is acting exclusively for Gamesys and for no one else in connection with the Combination and/or any other matter referred to in this Announcement and will not be responsible to anyone other than Gamesys for providing the protections afforded to its clients or for providing advice in relation to the Combination, the contents of this Announcement, or any other matters referred to in this Announcement. Macquarie Capital is not an authorised deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia), and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542. Macquarie Bank Limited does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Capital.

Numis Securities Limited ("Numis"), which is authorised and regulated by the FCA in the United Kingdom, is acting exclusively for Gamesys and no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters in this Announcement and will not be responsible to anyone other than Gamesys for providing the protections afforded to clients of Numis, or for providing advice in relation to any matter referred to in this Announcement. Neither Numis nor any of its affiliates owes or accepts any duty, liability or responsibility to any person who is not a client of Numis in connection with this announcement, any statement contained herein or otherwise.

Joh. Berenberg, Gossler & Co. KG, London Branch ("Berenberg"), which is authorised by the German Federal Financial Supervisory Authority and subject to limited regulation by the FCA in the United Kingdom, is acting exclusively for Gamesys and no one else in connection with the Combination and will not be responsible to anyone other than Gamesys for providing the protections afforded to clients of Berenberg nor for providing advice in relation to the Combination or any other matters referred to in this Announcement. Neither Berenberg nor any of its affiliates owes or accepts any duty, liability or responsibility to any person who is not a client of Berenberg in connection with this Announcement, any statement contained herein or otherwise.

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to purchase any securities or the solicitation of an offer to buy any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Combination or otherwise nor will there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities will be made except in accordance with applicable law. The Combination will be effected solely by means of the Scheme Document (or if the Combination is implemented by way of a Takeover Offer, the offer document) which will contain the full terms and conditions of the Combination, including details of how to vote in respect of the Scheme. Any vote or decision in respect of the Scheme (or the Takeover Offer, if applicable) or other response in relation to the Combination should be made only on the basis of the information contained in the Scheme Document (or, if applicable, the offer document).

This Announcement has been prepared for the purpose of complying with English law, the Takeover Code, the Market Abuse Regulation, the Disclosure Guidance and Transparency Rules and the Listing Rules and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Gamesys will prepare the Scheme Document to be distributed to Gamesys Shareholders. Bally's will prepare the Bally's Proxy Statement to be distributed to Bally's Shareholders and the Prospectus to be distributed to Gamesys Shareholders. Gamesys, Premier Entertainment and Bally's urge Gamesys Shareholders to read the Scheme Document (or, if applicable, the offer document) and the Prospectus, and urge the Bally's Shareholders to read the Bally's Proxy Statement, in each case when such documents become available because they will contain important information relating to the Combination. Any vote in respect of the Scheme of the Court Meeting or the Resolutions at the General Meeting or related matters, should be made only on the basis of the information contained in the Scheme Document, the Forms of Proxy, the Form of Election and the Prospectus.

Overseas Shareholders

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and/or regulations. Persons who are not resident in the United Kingdom or who are subject to the laws and regulations of other jurisdictions should inform themselves of, and observe, any applicable requirements, as any failure to comply with such requirements may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Combination disclaim any responsibility or liability for the violation of such restrictions by any person.

Unless otherwise determined by Bally's or Premier Entertainment or required by the Takeover Code, and permitted by applicable law and regulation, the Combination will not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Combination by any such use of the mails of or any other means, instrumentality (including, without limitation, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or securities exchange of or from within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this Announcement and all documents relating to the Combination are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this Announcement and all documents relating to the Combination (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in, into or from such jurisdictions where to do so would violate the laws in those jurisdictions. If the Combination is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law and regulation), such Takeover Offer may not be made available directly or indirectly, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction.

The availability of the Cash Offer and the Share Alternative to Gamesys Shareholders who are not resident in the United Kingdom (and, in particular, their ability to vote their Scheme Shares with respect to the Scheme at the Court Meeting, or to appoint another person as proxy to vote at the Court Meeting on their behalf) may be affected by the laws of the relevant jurisdictions in which they are resident. The Combination will be subject to the applicable requirements of the Takeover Code, the Panel, the London Stock Exchange and the FCA. Further details in relation to Overseas Shareholders will be contained in the Scheme Document (or, if applicable, the offer document).

This Announcement does not constitute a prospectus or prospectus exempted document.

Additional information for US investors in Gamesys

The Combination relates to shares of an English company and is proposed to be effected by means of a scheme of arrangement under the laws of England and Wales. A transaction effected by means of a scheme of arrangement is not subject to the tender offer or proxy solicitation rules under the US Exchange Act of 1934 (the "US Exchange Act") and other requirements of US law.

Instead, the Combination is subject to the disclosure and procedural requirements applicable in the United Kingdom to schemes of arrangement which differ from the disclosure requirements of United States tender offer and proxy solicitation rules. Neither the US Securities and Exchange Commission (the “SEC”), nor any securities commission of other jurisdictions, has approved or disapproved of the Combination, passed upon the fairness of the Combination or passed upon the adequacy or accuracy of this Announcement. Any representation to the contrary is unlawful.

The New Bally's Shares have not been registered under the US Securities Act of 1933 (the "US Securities Act") and will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the US Securities Act. If, in the future, Bally's or Premier Entertainment exercises its right to implement the Combination by way of a Takeover Offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, it will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New Bally's Shares under the US Securities Act. In this event, Gamesys Shareholders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they would contain important information, and such documents will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to Bally's contact for enquiries identified above.

New Bally's Shares issued to persons other than "affiliates" of Bally's (defined as certain control persons, within the meaning of Rule 144 under the US Securities Act) will be freely transferable under US law after the Combination. Persons (whether or not US persons) who are or will be "affiliates" of Bally's within 90 days prior to, or of the Combined Group after, the Effective Date will be subject to certain transfer restrictions relating to the New Bally's Shares under US law.

In addition, if Bally's exercises its right to implement the Combination by way of a Takeover Offer, which is to be made into the US, such Takeover Offer will be made in compliance with the applicable US laws and regulations, including Section 14(e) and Regulation 14E under the US Exchange Act.

If the Combination is implemented by way of Takeover Offer, in accordance with, and to the extent permitted by, the Takeover Code and normal UK market practice, Deutsche Bank and their respective affiliates may continue to act as exempt principal traders or exempt market makers in Gamesys Shares on the London Stock Exchange and will engage in certain other purchasing activities consistent with their respective normal and usual practice and applicable law, as permitted by Rule 14e-5(b)(9) under the US Exchange Act. In addition, in accordance with normal United Kingdom practice, Bally's, Premier Entertainment or their nominees or their brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, shares or other securities of Gamesys outside of the US, other than pursuant to the Combination, until the date on which the Combination and/or Scheme becomes effective, lapses or is otherwise withdrawn. If such purchases or arrangements to purchase were to be made they would occur either in the open market at prevailing prices or in private transactions at negotiated prices and would comply with applicable law, including United Kingdom laws and the US Exchange Act. Any information about such purchases or arrangements to purchase will be disclosed as required in the UK, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. To the extent that such information is required to be publicly disclosed in the United Kingdom in accordance with applicable regulatory requirements, this information will, as applicable, also be publicly disclosed in the United States.

The receipt of cash consideration by a Gamesys Shareholder for the transfer of its Gamesys Shares pursuant to the Scheme will be a taxable transaction for United States federal income tax purposes and under applicable US state and local, as well as overseas and other, tax laws. The receipt of New Bally's Shares may also be taxable for such purposes. In certain circumstances, Gamesys Shareholders that are not US persons and that receive cash consideration pursuant to the Scheme may be subject to US withholding tax. Each Gamesys Shareholder is urged to consult an independent professional adviser regarding the applicable tax consequences of the Combination, including under applicable United States, state and local, as well as overseas and other, tax laws.

Financial information relating to Gamesys included in this Announcement and the Scheme Document has been or will have been prepared in accordance with accounting standards applicable in the United Kingdom and may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). US GAAP differs in certain significant respects from accounting standards applicable in the United Kingdom.

Gamesys is incorporated under the laws of England and Wales. In addition, some of its officers and directors reside outside the United States. Some or all of its assets are or may be located in jurisdictions outside the United States. Therefore, It may be difficult for US holders of Gamesys Shares to enforce their rights and any claim arising out of the US federal securities laws in connection with the Combination, since investors may have difficulty effecting service of process within the United States upon those persons or recovering against Gamesys or its officers or directors on judgments of United States courts, including judgments based upon the civil liability provisions of the United States federal securities laws. It may not be possible to sue Gamesys or its officers or directors in a non-US court for violations of the US securities laws.

Additional information about Bally's

This Announcement may be deemed to be solicitation material in respect of the Combination, including the issuance of the New Bally's Shares. In connection with the foregoing proposed issuance of New Bally's Shares, Bally's expects to file a proxy statement with the SEC. To the extent Bally's effects the Combination as a Scheme under English law, the issuance of New Bally's Shares would not be expected to require registration under the US Securities Act pursuant to an exemption provided by Section 3(a)(10) of the US Securities Act. If Bally's or Premier Entertainment elects (with the consent of the Panel, if required, and subject to the terms of the Cooperation Agreement) to implement the Combination by way of a Takeover Offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, it will file a registration statement with the SEC containing a prospectus with respect to the New Bally's Shares and include appropriate additions and amendments to the Conditions to reflect any additional related requirements. BALLY'S INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE COMBINATION THAT BALLY'S WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BALLY'S, THE PROPOSED ISSUANCE OF THE NEW BALLY'S SHARES, AND THE COMBINATION. A proxy statement filed on Schedule 14A , the registration statement/prospectus filed on Form S-4, in each case as applicable and other relevant materials in connection with the proposed issuance of New Bally's Shares and the Combination (when they become available), and any other documents filed by Bally's with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC at Bally's website, www.ballys.com, or by contacting our Investor Relations department in writing at Investor Relations, 100 Westminster Street, Providence, Rhode Island 02903.

Bally's, the Bally's Directors and Bally's executive officers may be deemed to be participants in the solicitation of proxies from Bally's Shareholders with respect to the Combination, including the proposed issuance of New Bally's Shares. Information about the Bally's Directors and Bally's executive officers and their ownership of Bally's Shares is set forth in Bally's Annual Report on Form 10-K for the fiscal year ended 31 December 2020, which was filed with the SEC on 10 March 2021 and Bally's proxy statement for its 2020 Annual Meeting of Shareholders, which was filed with the SEC on 8 April 2020. Information regarding the identity of the potential participants, and their direct or indirect interests in the solicitation, by security holdings or otherwise, will be set forth in the proxy statement and/or prospectus and other materials to be filed with the SEC in connection with the Combination and issuance of New Bally's Shares.

In accordance with applicable US state gaming regulatory requirements, Bally’s charter documents contain certain restrictions pertaining to the acquisition, transfer and ownership of Bally’s Shares. These restrictions include a requirement that a person seeking to acquire Bally’s Shares constituting 5% or more of Bally’s Shares first be found suitable and/or obtain a license from the appropriate gaming regulators to hold such Bally’s Shares and a requirement that a holder of Bally’s Shares, regardless of percentage, is subject to applicable gaming laws and must divest its Bally’s Shares in the event it is disqualified or determined to be unsuitable.

Forward-looking statements

This Announcement (including information incorporated by reference in the Announcement), oral statements made regarding the Combination, and other information published by Bally's, Premier Entertainment and Gamesys contains certain forward-looking statements, beliefs or opinions with respect to the financial condition, results of operations and business of Bally's, Premier Entertainment and Gamesys. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts.

Forward-looking statements may often, but not always, be identified by the use of forward-looking terms such as "may," "will," "expects," "believes," "hopes," "anticipates," "aims," "plans," "estimates," "projects," "targets," "intends," "forecasts," "outlook," "impact," "potential," "confidence," "improve," "continue," "optimistic," "deliver," "comfortable," "trend," "seeks," or variations of such words or statements that certain actions, events or results "could," "should," "would" or "might" be taken, occur or be achieved or the negative of such terms or other variations on such terms or comparable terminology.

Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. These statements are based on assumptions and assessments made by Gamesys, Bally's and Premier Entertainment, as the case may be, in light of their experience and their perception of historical trends, current conditions, future developments and other factors that they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors that could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements are unknown.

Although it is believed that the expectations reflected in such forward-looking statements were reasonable at the time the statements were made, no assurance is given by Gamesys, Bally's and Premier Entertainment that such expectations or the assumptions and assessments underlying them will prove to have been correct and the circumstances may change. You are therefore cautioned not to place undue reliance on these forward-looking statements. None of Gamesys, Bally's and Premier Entertainment assumes any obligation, and Gamesys, Bally's and Premier Entertainment disclaim any intention or obligation, to update or correct the information contained in this Announcement (whether as a result of new information, future events or otherwise), except as required by applicable law or regulation (including under the Disclosure Guidance and Transparency Rules of the FCA).

Except as expressly provided in this Announcement, the forward-looking statements have not been reviewed by the auditors of Gamesys, Bally's or Premier Entertainment or their respective financial advisers. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. There are many factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements is (1) the satisfaction of the Conditions, (2) any regulatory approvals required for the Combination not being obtained on the terms expected or on the anticipated schedule, (3) the ability of Gamesys, Bally's and Premier Entertainment to meet expectations regarding the timing, completion and accounting and tax treatments of the Combination, (4) the possibility that Gamesys, Bally's and Premier Entertainment may be unable to achieve any expected synergies and operating efficiencies in connection with the Combination within the expected time frames or at all and to successfully integrate the Gamesys’ operations into those of Bally’s, (5) uncertainties surrounding the COVID 19 pandemic, including limitations on Bally’s operations, increased costs, changes in customer attitudes, impact on its employees and the ongoing impact of COVID 19 on general economic conditions, (6) unexpected costs, difficulties integrating and other events impacting Bally’s recently completed and proposed acquisitions and its ability to realize anticipated benefits, (7) risks associated with Bally’s rapid growth, including those affecting customer and employee retention, integration and controls, (8) risks associated with the impact of the digitalization of gaming on casino operations and the highly competitive and rapidly changing aspects of iGaming and sports betting businesses generally, and (9) the very substantial regulatory restrictions including costs of compliance; restrictions and limitations in agreements to which Bally’s and Gamesys are subject, including debt financing, could significantly affect Bally’s ability to operate its business and its liquidity. Such forward looking statements should therefore be construed in the light of such factors. None of Bally's, Premier Entertainment and Gamesys, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this Announcement will actually occur.

No profit forecasts, estimates or quantified benefits statements

No statement in this Announcement is intended, or is to be construed, as a profit forecast, profit estimate or quantified benefits statement for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share for Gamesys or Bally's for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Gamesys or Bally's, respectively.

Disclosure requirements of the Takeover Code

Under Rule 8.3(a) of the Takeover Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror before the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Takeover Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Electronic communications

Please be aware that addresses, electronic addresses and certain other information provided by Gamesys Shareholders, persons with information rights, participants in the Gamesys Share Plans and SIP and other relevant persons for the receipt of communications from Gamesys may be provided to Bally's and Premier Entertainment during the offer period as required under Section 4 of Appendix 4 of the Takeover Code to comply with Rule 2.11(c) of the Takeover Code.

Publication on websites and availability of hard copies

A copy of this Announcement and the documents required to be published by Rule 26 of the Takeover Code will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions) free of charge on Gamesys’ website at https://www.gamesysgroup.com/investors/possible-offer-for-gamesys/ and on Bally's website at https://investors.bally's.com/ by no later than 12 noon (London time) on the Business Day following the Announcement Date. For the avoidance of doubt, the contents of these websites are not incorporated into and do not form part of this Announcement.

In accordance with Rule 30.3 of the Takeover Code, Gamesys Shareholders and persons with information rights, may request a hard copy of this Announcement by contacting Computershare Investor Services PLC between 8:30 a.m. and 5:30 p.m. (London time) Monday to Friday (excluding public holidays in England and Wales) on 0370 889 4098 (or +44 (0370) 889 4098 if calling from outside of the UK). Calls to this number are charged at national rates or, in the case of calls from outside the UK, at the applicable international rate. Calls from a mobile device may incur network extras. You may also request that all future documents, announcements and information to be sent to you in relation to the Combination should be in hard copy form. If you have received this Announcement in electronic form, copies of this Announcement and any document or information incorporated by reference into this document will not be provided unless such a request is made.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

General

If you are in any doubt about the contents of this Announcement or the action you should take, you should seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor accountant or independent financial adviser duly authorised under the Financial Services and Markets Act 2000 if you are a resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

APPENDIX I

CONDITIONS AND FURTHER TERMS OF THE SCHEME AND THE COMBINATION

A.	Conditions to the Scheme and Combination

1.	The Combination is conditional upon the Scheme becoming unconditional and effective in accordance with its terms, subject to the provisions of the Takeover Code, by no later than the Long Stop Date.

Scheme approval

2.	The Scheme becoming effective will be conditional upon:

(a)	(i) approval of the Scheme at the Court Meeting (and at any separate class meeting that may be required) by a majority in number of the Scheme Shareholders (or the relevant class or classes thereof, if applicable) on the register of members of Gamesys at the Scheme Voting Record Time, who are present and voting, either in person or by proxy, representing 75% or more in value of the Scheme Shares held by those Scheme Shareholders; and (ii) such Court Meeting being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document, or such later date as Bally's and/or Premier Entertainment, on the one hand, and Gamesys, on the other, may agree and the Court may allow;

(b)	all resolutions in connection with or required to approve and implement the Scheme as set out in the notice of the General Meeting (including, without limitation, the Resolutions) being duly passed by the requisite majority or majorities at the General Meeting;

(c)	such General Meeting being held on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document (or such later date as may be agreed by Bally's and/or Premier Entertainment, on the one hand, and Gamesys, on the other);

(d)	the sanction of the Scheme by the Court without modification or with modification on terms acceptable to Bally's and/or Premier Entertainment, on the one hand, and Gamesys, on the other, and the delivery of a copy of the Court Order to the Registrar of Companies;

(e)	the Court Hearing being held on or before the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document (or such later date as may be agreed by Bally's and/or Premier Entertainment, on the one hand, and Gamesys, on the other, and, if required, the Court may allow);

In addition, except as provided in Part B below, Bally's, Premier Entertainment and Gamesys have agreed that the Combination will be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme effective will not be taken unless such conditions (as amended, if appropriate) have been satisfied or where relevant, waived:

Approval by Bally's Shareholders

3.	Approval of the issuance of the New Bally's Shares by a majority of the votes cast by Bally's Shareholders at the Bally's Shareholder Meeting, in accordance with the requirements of Section 312.03 of the NYSE Listed Company Manual.

Listing on the NYSE; effectiveness of registration

4.	Approval of the New Bally's Shares for listing by the NYSE, subject to official notice of issuance.

Prospectus

5.	The Prospectus having been approved by the FCA, and made available to the public in accordance with the Prospectus Regulation Rules.

Foreign Direct Investment clearances

6.	Spain:

(a)	the Spanish Council of Ministers (Consejo de Ministros) or the Spanish Directorate General of International Trade and Investments (Dirección General de Comercio Internacional e Inversiones), as the case may be, authorising the Combination pursuant to articles 6 and 7 bis of Law 19/2003 on foreign investment and article 10 of Royal Decree 664/1999, of 23 April, on foreign investments without imposing any conditions or obligations on Bally's and/or Premier Entertainment; or

(b)	Bally's obtaining a confirmation in writing (including by e-mail) from the Spanish Subdirectorate General of Foreign Investments (Subdirección General de Inversiones Exteriores) that the Combination is not subject to prior approval;

7.	United Kingdom:

if any new or amended national security, public interest or foreign investment laws, rules or regulations (including the proposed National Security and Investment Bill) become effective in the United Kingdom after the date of this Announcement that make it a legal requirement to notify the Combination before the Effective Date, any of (i) the Relevant Authority in the United Kingdom indicating that it has determined to approve the Combination; (ii) the Relevant Authority in the United Kingdom confirming in writing that notification is not a legal requirement; or (iii) all applicable review periods having expired or elapsed;

Gaming regulatory clearances

8.	Great Britain: the determination by the GBGC, pursuant to section 102(4)(a) of the Gambling Act and made in respect of all operating licences (as such term is defined in the Gambling Act) held by members of the Gamesys Group, that all such operating licences will continue to have effect following the Effective Date, such determination to be made following applications in respect of the same submitted by Gamesys to the GBGC pursuant to section 103(3) of the Gambling Act;

9.	Gibraltar: approval from the Gibraltar Regulator of the Combination as it relates to the activities undertaken pursuant to the operating licenses issued to the Gamesys Group by the Gibraltar Regulator;

10.	United States (New Jersey): in respect of the Combination, all necessary approvals and/or licenses having been granted (in a form reasonably satisfactory to Bally's) by the New Jersey Casino Control Commission and the New Jersey Division of Gaming Enforcement in regard to the gaming-related business activities of Gamesys;

11.	United States (Other Jurisdictions): in respect of the Combination, all necessary approvals and/or licenses having been granted (in a form reasonably satisfactory to Bally's) by each of the Relevant Bally's US Gaming Authorities;

Other notifications, waiting periods and Authorisations

12.	all necessary notifications, filings or applications having been made in connection with the Combination and all necessary waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory and regulatory obligations, in each case in respect of the Combination, in any jurisdiction having been complied with and all Authorisations necessary or appropriate in any jurisdiction for or in respect of the Combination and the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, Gamesys or any other member of the Wider Gamesys Group by any member of the Wider Bally's Group having been obtained in terms and in a form satisfactory to Bally's and/or Premier Entertainment from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any persons or bodies with whom any member of the Wider Gamesys Group or the Wider Bally's Group has entered into contractual arrangements and all such Authorisations which are deemed by Bally's and/or Premier Entertainment necessary to carry on the business of any member of the Wider Gamesys Group in any jurisdiction having been obtained and all such Authorisations remaining in full force and effect at the time at which the Combination becomes effective or otherwise wholly unconditional and there being no notice or intimation of an intention to revoke, suspend, restrict, modify or not to renew such Authorisations and all such necessary statutory or regulatory obligations in any jurisdiction having been complied with;

13.	other than with the consent or the agreement of Bally's and/or Premier Entertainment, no member of the Wider Gamesys Group having taken (or agreed or proposed to take) any action that requires, or would require, the consent of the Panel or the approval of Gamesys Shareholders in accordance with, or as contemplated by, Rule 21.1 of the Takeover Code;

General regulatory

14.	no Third Party having taken, instituted, implemented or threatened, or given notice of a decision or proposal to take, institute, implement or threaten, any action, proceeding, suit, investigation, enquiry or reference (and in each case, not having withdrawn the same), or having required any action to be taken or otherwise having done anything or taken any steps, or having enacted or made or proposed to enact or make any statute, regulation, decision, order or change to published practice (and, in each case, not having withdrawn the same) and there not continuing to be outstanding any statute, regulation, decision or order which would or might reasonably be expected to:

(a)	require, prevent or materially delay the divestiture or materially alter the terms envisaged for such divestiture by any member of the Wider Bally's Group or by any member of the Wider Gamesys Group of all or any material part of its businesses, assets or property or impose any material limitation on the ability of all or any of them to conduct their businesses (or any part thereof) or to own, control or manage any of their assets or properties (or any part thereof);

(b)	require any member of the Wider Bally's Group or the Wider Gamesys Group to acquire or offer to acquire a material number of any shares, other securities (or the equivalent) or interest in any member of the Wider Gamesys Group or any asset owned by any third party (other than Scheme Shares in connection with the implementation of the Scheme), or, if relevant, pursuant to Chapter 3 of Part 28 of the Companies Act;

(c)	impose any limitation on, or result in a delay in, the ability of any member of the Wider Bally's Group directly or indirectly to acquire, hold or to exercise effectively all or any rights of ownership in respect of shares or other securities in or loans to any member of the Wider Bally's Group or on the ability of any member of the Wider Gamesys Group or any member of the Wider Bally's Group directly or indirectly to hold or exercise effectively all or any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise voting or management control over, any member of the Wider Gamesys Group, in each case to an extent which is material in the context of the Wider Gamesys Group taken as a whole or the Bally's Group taken as a whole or in the context of the Combination;

(d)	otherwise materially adversely affect any or all of the business, assets, prospects or profits of any member of the Wider Gamesys Group or the Wider Bally's Group;

(e)	result in any member of the Wider Gamesys Group ceasing to be able to carry on business under any name under which it presently carries on business to an extent which is material in the context of the Wider Gamesys Group taken as a whole or in the context of the Combination (as the case may be);

(f)	make the Combination, or any aspect of the Combination, its implementation or the acquisition of any shares or other securities in, or control or management of, Gamesys by any member of the Wider Bally's Group void, unenforceable and/or illegal under the laws of any relevant jurisdiction, or otherwise directly or indirectly materially prevent or prohibit, restrict, restrain, or delay or otherwise materially interfere with the implementation of, or impose additional materially adverse conditions or obligations with respect to, or otherwise materially challenge, impede, interfere or require material amendment of the Combination or the acquisition of any shares or other securities in, or control or management of, Gamesys by any member of the Wider Bally's Group;

(g)	require, prevent or materially delay a divestiture by any member of the Wider Bally's Group of any shares or other securities (or the equivalent) in any member of the Wider Gamesys Group or any member of the Wider Bally's Group; or

(h)	impose any material limitation on the ability of any member of the Wider Bally's Group or any member of the Wider Gamesys Group to conduct, integrate or co-ordinate all or any material part of its business with all or any part of the business of any other member of the Wider Bally's Group and/or the Wider Gamesys Group,

and all applicable waiting and other time periods (including any extensions thereof) during which any such antitrust, gaming or other regulator or Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any relevant jurisdiction in respect of the Combination or the acquisition of any Gamesys Shares or of management or voting control of Gamesys or any member of the Wider Gamesys Group or otherwise intervene having expired, lapsed or been terminated;

Certain matters arising as a result of any arrangement, agreement, etc.

15.	except as Disclosed, there being no provision of any arrangement, agreement, lease, licence, franchise, permit or other instrument to which any member of the Wider Gamesys Group is a party or by or to which any such member or any of its business, assets is or may be bound, entitled or be subject or which may be necessary for it to conduct its business in the ordinary course, or any event or circumstance which, as a consequence of the Combination or the acquisition or the proposed acquisition by any member of the Wider Bally's Group of any shares or other securities in Gamesys or because of a change in the control or management of any member of the Wider Gamesys Group or otherwise, could or might reasonably be expected to result in:

(a)	any monies borrowed by, or any other indebtedness, actual or contingent, of, or any grant available to, any member of the Wider Gamesys Group being or becoming repayable, or capable of being declared repayable, immediately or before its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(b)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any material part of the business, property or assets of any member of the Wider Gamesys Group or any such mortgage, charge or other security interest (wherever created, arising or having arisen) becoming enforceable or being enforced;

(c)	any material assets of any such member being disposed of or charged or ceasing to be available to any such member, or any right arising under which any asset could be required to be disposed of or charged or could cease to be available to any such member other than in the ordinary course of business;

(d)	any obligation to obtain or acquire any material licence, permission, approval, clearance, permit, notice, consent, authorisation, waiver, grant, concession, agreement, certificate, exemption order or registration from any Third Party;

(e)	any material arrangement, agreement, lease, licence, permit licence, permission, approval, clearance, notice, consent, authorisation, waiver, grant, concession, certificate, exemption order or registration or other instrument being terminated or becoming capable of being terminated or adversely modified or the rights, liabilities, obligations or interests of any member of the Wider Gamesys Group being adversely modified or adversely affected or any obligation or liability arising or any adverse action being taken or arising thereunder;

(f)	any liability of any member of the Wider Gamesys Group to make any severance, termination, bonus or other payment to any of its directors or other officers;

(g)	the rights, liabilities, obligations, interests or business of any member of the Wider Gamesys Group or any member of the Wider Bally's Group under any such arrangement, agreement, licence, permit, lease or instrument or the interests or business of any member of the Wider Gamesys Group or any member of the Wider Bally's Group in or with any other person or body or firm or company (or any arrangement or arrangement relating to any such interests or business) being or becoming capable of being terminated, or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

(h)	any member of the Wider Gamesys Group ceasing to be able to carry on business under any name under which it presently carries on business to an extent which is material in the context of the Wider Gamesys Group taken as a whole or in the context of the Combination;

(i)	the value of, or the financial or trading position of, any member of the Wider Gamesys Group being prejudiced or adversely affected to an extent which is material in the context of the Wider Gamesys Group taken as a whole or in the context of the Combination; or

(j)	the creation or acceleration of any liability to an extent which is material in the context of the Wider Gamesys Group taken as a whole or the Wider Bally's Group taken as a whole or in the context of the Combination (actual or contingent and including without limitation for taxation) by any member of the Wider Gamesys Group or for which any such member may be responsible other than trade creditors or other liabilities incurred in the ordinary course of business, and no event having occurred which, under any provision of any such arrangement, agreement, licence, permit, franchise, lease or other instrument to which any member of the Wider Gamesys Group is a party or by or to which any such member or any of its business or assets are bound, entitled or subject, or which may be necessary for it to conduct its business in the ordinary course, would or could reasonably be expected to result in any of the events or circumstances as are referred to in Conditions 15(a) to (j);

16.	except as Disclosed, no member of the Wider Gamesys Group having:

(a)	entered into any agreement, contract, transaction, arrangement or commitment or terminated or varied the terms of any agreement, contract, transaction, arrangement or commitment (other than in the ordinary course of business);

(b)	entered into any contract, transaction or arrangement which would be restrictive on the business of any member of the Wider Gamesys Group or the Wider Bally's Group or which is or could involve obligations which would or might reasonably be expected to be so restrictive; or

(c)	entered into, implemented or authorised the entry into, any joint venture, asset or profit sharing agreement, partnership or merger of business or corporate entities (other than the Scheme),

and which in any such case is or could be reasonably expected to be material in the context of the Wider Gamesys Group taken as a whole or in the context of the Combination.

Certain events occurring since the Accounts Date:

17.	except as Disclosed, no member of the Wider Gamesys Group having since the Accounts Date:

(a)	issued, proposed or agreed to issue, or authorised or announced its intention to authorise or propose the issue, of, additional shares of any class, or securities or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities or transferred or sold or agreed to transfer or sell or authorised or proposed the transfer or sale of Gamesys Shares (except, where relevant, as between Gamesys and wholly owned subsidiaries of Gamesys or between the wholly owned subsidiaries of Gamesys) or redeemed, purchased or reduced any part of its share capital or sold or transferred or agreed to sell or transfer any Gamesys Shares held by Gamesys as treasury shares save as pursuant to the exercise of options or vesting of awards granted under the Gamesys Share Plans or for the grant of options or awards in accordance with normal practice under the Gamesys Share Plans or with the prior written consent of both the Panel and Bally's and/or Premier Entertainment;

(b)	except for the Agreed Dividends, recommended, declared, paid or made, or proposed to declare, pay or make any bonus, dividend or other distribution (whether payable in cash or otherwise) other than dividends (or other distributions, whether payable in cash or otherwise) lawfully paid or made by any wholly owned subsidiary of Gamesys to Gamesys or any of its wholly owned subsidiaries;

(c)	save as between Gamesys and its wholly owned subsidiaries or between such wholly owned subsidiaries, effected, authorised, proposed or announced its intention to propose any change in its share or loan capital (or equivalent thereof);

(d)	purchased, redeemed or repaid or announce any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or made any other change to any part of its share capital;

(e)	proposed or agreed to provide or modify the terms of, and no discretion having been exercised in respect of any share option scheme, share awards, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Gamesys Group;

(f)	save as between Gamesys and its wholly owned subsidiaries and other than pursuant to the Combination, implemented, effected, authorised, proposed or announced its intention to propose any merger, demerger, reconstruction, arrangement, amalgamation, commitment or scheme or any acquisition or disposal or transfer of assets, shares (other than in the ordinary course of business) or loan capital (or the equivalent thereof) or any right, title or interest in any assets, shares or loan capital (or the equivalent thereof) or other transaction or arrangement in respect of itself or another member of the Wider Gamesys Group which in each case would be material in the context of the Wider Gamesys Group taken as a whole;

(g)	save as between Gamesys and its wholly owned subsidiaries, acquired or disposed of or transferred (other than in the ordinary course of business) or mortgaged, charged or encumbered any material assets or any shares or any right, title or interest in any material assets or any shares (other than in the ordinary course of business) or authorised the same or entered into, varied or terminated or authorised, proposed or announced its intention to enter into, vary, terminate or authorise any agreement, arrangement, contract, transaction or commitment (other than in the ordinary course of business and whether in respect of capital expenditure or otherwise) which is of a loss-making, long-term or unusual or onerous nature or magnitude, or which involves or could involve an obligation of such a nature or magnitude, in each case which is material in the context of the Wider Gamesys Group taken as a whole or in the context of the Combination (whether in respect of capital expenditure or otherwise);

(h)	exercised any pre-emption rights, or any similar rights that allow any member of the Wider Gamesys Group to subscribe for, or acquire, shares in any other person;

(i)	issued, authorised or proposed the issue of or made any change in or to any debentures, or (other than in the ordinary course of business) or, save as between Gamesys and its wholly owned subsidiaries, incurred or increased any indebtedness or liability, actual or contingent which is material in the context of the Wider Gamesys Group taken as a whole or the Wider Bally's Group taken as a whole or in the context of the Combination;

(j)	made, or announced any proposal to make any change or addition to any retirement, death or disability benefit or any other employment-related benefit (including, but not limited to, bonuses, retention arrangements or share incentive schemes or other benefit relating to the employment or termination of employment of any employee of the Wider Gamesys Group) of or in respect of any of its directors, employees, former directors or former employees;

(k)	except in relation to changes made or agreed to be made as required by applicable legislation or other laws in effect before the Announcement Date, having made or agreed or consented to any change to:

(i)	the terms of the trust deeds or other documentation constituting and/or governing the pension scheme(s) (or other arrangements for the provision of retirement benefits) established by any member of the Wider Gamesys Group for its directors, employees or their dependents;

(ii)	the contributions payable to any such pension scheme(s) or other retirement benefit arrangements or the benefits which accrue or the retirement benefits which are payable thereunder;

(iii)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(iv)	the basis upon which the liabilities (including pensions or other retirement or death benefits) of such pension schemes or other retirement benefit arrangements are funded, valued or made;

(l)	save as between Gamesys and its wholly owned subsidiaries, granted any lease or third party rights in respect of any of the leasehold or freehold property owned or occupied by it or transferred or otherwise disposed of any such property;

(m)	entered into or varied or made any offer (which remains open for acceptance) to enter into or vary the terms of any service agreement, commitment or arrangement with any director or senior executive of Gamesys or any director or senior executive of the Wider Gamesys Group;

(n)	has created or accelerated any material liability of any member of the Wider Gamesys Group or a material adverse effect on the tax position of any such matter;

(o)	made any amendment to its memorandum or articles of association;

(p)	waived, compromised or settled any claim or authorised any such waiver or compromise, save in the ordinary course of business, which is material in the context of the Wider Gamesys Group taken as a whole or material in the context of the Combination;

(q)	been unable or admitted that it is unable to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business or proposed or entered into any composition or voluntary arrangement with its creditors (or any class of them) or the filing at court of documentation in order to obtain a moratorium before a voluntary arrangement or, by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(r)	taken or proposed any corporate action or had any steps taken or had any legal proceedings started or threatened against it for its winding-up (voluntary or otherwise), dissolution, striking-off or reorganisation or for the appointment of a receiver, administrator (including the filing of any administration application, notice of intention to appoint an administrator or notice of appointment of an administrator), administrative receiver, trustee or similar officer of all or any material part of its assets or revenues or for any analogous proceedings or steps in any jurisdiction or for the appointment of any analogous person in any jurisdiction;

(s)	taken, entered into or had started or threatened against it in a jurisdiction outside England and Wales any form of insolvency proceeding or event similar or analogous to any of the events referred to in Conditions 17(q) and 17(r) above; or

(t)	agreed to enter into or entered into an agreement or arrangement or commitment or passed any resolution or announced any intention or made any offer (which remains open to acceptance) with respect to any of the transactions, matters or events referred to in this Condition 17;

No adverse change, litigation, regulatory enquiry or similar matter

18.	except as Disclosed, there having been since the Accounts Date:

(a)	no adverse change and no circumstance having arisen which would or might reasonably be expected to result in any adverse change in, the business, assets, financial or trading position or profits or prospects or operational performance of any member of the Wider Gamesys Group which is material in the context of the Wider Gamesys Group taken as a whole or is material in the context of the Combination;

(b)	no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced or instituted by or against or remaining outstanding against or in respect of any member of the Wider Gamesys Group or any of the directors, officers or employees of any such member or to which any member of the Wider Gamesys Group is or may become a party (whether as claimant, defendant or otherwise) having been threatened, announced, instituted or remaining outstanding by, against or in respect of, any member of the Wider Gamesys Group, in each case which is or might reasonably be expected to be material in the context of the Wider Gamesys Group, or the Wider Bally's Group, taken as a whole or in the context of the Combination;

(c)	no enquiry, review or investigation by, or complaint or reference to, any Third Party against or in respect of any member of the Wider Gamesys Group having been threatened, announced or instituted or remaining outstanding by, against or in respect of any member of the Wider Gamesys Group, in each case which might reasonably be expected to have a material adverse effect on the Wider Gamesys Group, or the Wider Bally's Group, taken as a whole or is material in the context of the Combination;

(d)	no contingent or other liability having arisen or increased which is reasonably likely to affect adversely the business, assets, financial or trading position or profits or prospects of any member of the Wider Gamesys Group to an extent which is material in the context of the Wider Gamesys Group taken as a whole or in the context of the Combination;

(e)	no steps having been taken and no omissions having been made which would or might reasonably be expected to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Gamesys Group which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or modification of which might reasonably be expected to have a material adverse effect on the Wider Gamesys Group taken as a whole or is material in the context of the Combination;

No discovery of certain matters regarding information and liabilities

19.	except as Disclosed, Bally's and/or Premier Entertainment not having discovered that:

(a)	any financial, business or other information concerning the Wider Gamesys Group publicly announced before the Announcement Date or disclosed at any time to any member of the Wider Bally's Group by or on behalf of any member of the Wider Gamesys Group before the Announcement Date is misleading, contains a misrepresentation of any fact, or omits to state a fact necessary to make that information not misleading, which was not subsequently corrected at least three Business Days before the Announcement Date by disclosure via a Regulatory Information Service, in any such case to a material extent;

(b)	any member of the Wider Gamesys Group is subject to any liability, contingent or otherwise, which is not disclosed in the annual reports and accounts of Gamesys for the financial year ended on the Accounts Date, in any such case to a material extent;

(c)	any member of the Wider Gamesys Group is subject to any material liability, contingent or otherwise.

Anti-corruption and criminal property

20.	except as Disclosed, Bally's and/or Premier Entertainment not having discovered that:

(a)	any past or present member, director, officer or employee of the Wider Gamesys Group or any person that performs or has performed services for or on behalf of any such company is or has engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, as amended, or the US Foreign Corrupt Practices Act 1977, as amended, or any other anti-corruption legislation applicable to the Wider Gamesys Group;

(b)	any past or present member of the Wider Gamesys Group has engaged in any business with, or made any investments in, or made any payments to any government, entity or individual covered by, or is otherwise in breach of, any of the economic sanctions or applicable laws or regulations relating thereto, administered by the United Nations or the European Union (or any of their respective member states), HM Treasury & Customs or the United States Office of Foreign Assets Control or any other governments or supranational body or authority in any jurisdiction in breach of any such sanctions;

(c)	any asset of any member of the Wider Gamesys Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition);

(d)	any past or present member, director, officer or employee of the of Wider Gamesys Group has engaged in any business with or made any investments in, or made any payments, funds or assets available, to or received any funds or assets from: (i) any government, entity or individual in respect of which US, United Kingdom or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by US, United Kingdom or European Union laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control or HM Treasury & Customs; or (ii) any government, entity or individual named by any of the economic sanctions of the United Nations, the United Kingdom, or the European Union or any of their respective member states, or any governments or supranational body or authority in any jurisdiction in breach of any applicable laws or sanctions; or

(e)	any member of the Wider Gamesys Group is ineligible to be awarded any contract or business under regulation 57 of the Public Contracts Regulations 2015 or regulation 80 of the Utilities Contracts Regulations 2016 (each as amended) or the US Federal Combination Regulation or Defence Federal Combination Regulation Supplement.

B.	Waiver and invocation of the Conditions

1.	The Scheme will not become effective unless the Conditions (other than Condition 2(d) of Part A of this Appendix I) have been fulfilled or (if capable of waiver) waived or, where appropriate, have been determined by Bally's or Premier Entertainment to be or remain satisfied by no later than 11.59 p.m. on the date before the Court Hearing.

2.	Subject to the requirements of the Panel and in accordance with the Takeover Code, each of Bally's and Premier Entertainment reserves the right to waive:

(a)	any of Conditions 2(a)(ii), 2(c) and 2(e) of Part A of this Appendix I related to the timing of the Court Meeting, the General Meeting and the Court Hearing. If any such deadline is not met, Bally's or Premier Entertainment will make an announcement by 8.00 a.m. on the Business Day following such deadline confirming whether it has invoked or waived the relevant Condition or agreed with Gamesys to extend the deadline in relation to the relevant Condition; and

(b)	in whole or in part all or any of the above Conditions 6 to 20 (inclusive) of Part A.

3.	The Scheme and the Combination will lapse if:

(a)	the Scheme or Combination or any matter arising from or relating to the Scheme or Combination constitutes a concentration with an EU dimension within the scope of Council Regulation 139/2004/EC (the "Council Regulation") or is referred to the European Commission pursuant to Article 4(5) of the Council Regulation and the European Commission initiates proceedings under Article 6(1)(c) of the Council Regulation; or

(b)	the Scheme or Combination or any matter arising from or relating to the Scheme or Combination becomes subject to a CMA Phase 2 Reference,

in each case, before the date of the Court Meeting and the General Meeting.

4.	If Bally's and/or Premier Entertainment is required by the Panel to make an offer or offers for any Gamesys Shares under the provisions of Rule 9 of the Takeover Code, Premier Entertainment or Bally's may make such alterations to the Conditions as are necessary to comply with the provisions of that Rule.

5.	Each of the Conditions will be regarded as a separate Condition and will not be limited by reference to any other Condition.

6.	Under Rule 13.5 of the Takeover Code, Bally's or Premier Entertainment may not invoke a condition of the Scheme so as to cause the Scheme not to proceed, to lapse or to be withdrawn unless the circumstances which give rise to the right to invoke the condition are of material significance to Bally's and/or Premier Entertainment in the context of the Combination. Whether or not such condition can be invoked would be determined by the Panel. Conditions 2 to 5 (inclusive) are not subject to this provision of the Takeover Code.

7.	Neither Bally's nor Premier Entertainment shall be under any obligation to waive (if capable of waiver), to determine, to be or remain satisfied or to treat as fulfilled any of Conditions 2 to 20 (inclusive) of Part A of this Appendix I (to the extent capable of waiver) by a date earlier than the latest date for the fulfilment of that Condition notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

C.	Certain further terms of the Combination

1.	Gamesys Shares will be acquired by Bally's and Premier Entertainment (or their nominee) with full title guarantee, fully paid, free from all liens, equitable interests, options, charges, encumbrances, rights of pre-emption and other third party rights and interests of any nature whatsoever and together with all rights attaching to them as at the Announcement Date or subsequently attaching or accruing to them, including voting rights and the right to receive and retain, in full, all dividends and other distributions (if any) authorised, declared, made, paid or payable, or any other return of capital or value made, on or after the Announcement Date, save for the Agreed Dividends.

2.	If, on or after the Announcement Date and before the Effective Date, any dividend and/or other distribution and/or other return of capital or value is authorised, declared, made or paid or becomes payable in respect of the Gamesys Shares, other than the Agreed Dividends, or in excess of the Agreed Dividends, Bally's and/or Premier Entertainment reserve the right (without prejudice to any right of Premier Entertainment, with the consent of the Panel, to invoke Condition 17(b) in Part A above), to reduce the consideration payable under the terms of the Combination for the Gamesys Shares by an amount up to the amount of such dividend and/or distribution and/or return of capital or value, or by the excess above the Agreed Dividends, in which case any reference in this Announcement or in the Scheme Document to the consideration payable under the terms of the Combination will be deemed to be a reference to the consideration as so reduced. To the extent that any such dividend and/or distribution and/or other return of capital or value is authorised, declared, made or paid or is payable before the Scheme becomes effective in accordance with its terms, other than the Agreed Dividends, or in excess of the Agreed Dividends, and it is: (i) transferred pursuant to the Combination on a basis which entitles Bally's and/or Premier Entertainment to receive the dividend or distribution or other return of capital or value and to retain it; or (ii) cancelled, the consideration payable under the terms of the Combination will not be subject to change in accordance with this paragraph. Any exercise by Bally's and/or Premier Entertainment of its rights referred to in this paragraph will be the subject of an announcement and, for the avoidance of doubt, will not be regarded as constituting any revision or variation of the Combination.

3.	Each of Bally's and Premier Entertainment reserve the right to elect (with the consent of the Panel, if required, and subject to the terms of the Cooperation Agreement) to implement the Combination by way of a Takeover Offer as an alternative to the Scheme, in its or their absolute discretion. In such event, the Combination will be implemented on substantially the same terms subject to appropriate amendments, including (without limitation) an acceptance condition set at 90% (or such less percentage, being more than 50%, as Bally's or Premier Entertainment may decide) of the shares to which such offer relates, so far as applicable, as those which would apply to the Scheme.

4.	The Combination will be subject, inter alia, to the Conditions and certain further terms which are set out in this Appendix I and those terms which will be set out in the Scheme Document and will be subject to the applicable requirements of, and such further terms as may be required to comply with, the Listing Rules and the provisions of the Takeover Code and any requirement of the Panel, the London Stock Exchange, the FCA and the Registrar of Companies.

5.	The availability of the Combination and the Share Alternative to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction. Any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about and observe any applicable requirements. Further information in relation to Overseas Shareholders will be contained in the Scheme Document.

6.	The Combination (including, for the avoidance of doubt, the Share Alternative) is not being made, directly or indirectly, in, into or from, or by use of the mails of, or by any means of instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any jurisdiction where to do so would violate the laws of that jurisdiction and will not be capable of acceptance by any such use, means, instrumentality or facility or from within any such jurisdiction.

7.	Bally's reserves the right to implement the Combination directly or with or through any direct or indirect wholly owned subsidiary of Bally's, from time to time.

8.	The New Bally's Shares will be issued credited as fully paid and will rank pari passu in all respects with the existing Bally's Shares, including the right to receive in full all dividends and other distribution, if any, declared after the Effective Date.

9.	Entitlements to New Bally's Shares will be rounded down to the nearest whole number. Fractional entitlements to New Bally's Shares will not be allotted or issued to Gamesys Shareholders. Instead, all fractional shares which a holder of Bally's Shares would otherwise be entitled to receive will be aggregated and sold in the market with the net cash proceeds paid in lieu of such fractional entitlements to Gamesys Shareholders.

10.	The Share Alternative is conditional upon the Combination becoming effective in accordance with its terms and will not be available to Overseas Shareholders in Restricted Jurisdictions.

11.	This Announcement and any rights or liabilities arising hereunder, the Combination, the Scheme, the Forms of Proxy and the Form of Election will be governed by English law and be subject to the jurisdiction of the English Courts.

APPENDIX II

SOURCES OF INFORMATION AND BASES OF CALCULATION

In this Announcement, unless otherwise stated, or the context otherwise requires, the bases and sources used are set out below.

1.	The financial information relating to Bally's is extracted (without any adjustment) from the audited consolidated financial statements of Bally's for the relevant years or from the unaudited interim consolidated financial statements of Bally's for the relevant periods, prepared in accordance with US generally accepted accounting principles.

2.	The financial information relating to Gamesys is extracted from the audited consolidated financial statements of Gamesys for the relevant years or from the unaudited interim consolidated financial statements of Gamesys for the relevant half years, prepared in accordance with International Financial Reporting Standards (without any adjustment to the consolidated financial statements).

3.	At close of business on the Latest Practicable Date, Bally's had 31,894,089 Bally's Shares outstanding.

4.	At close of business on the Latest Practicable Date, Gamesys had in issue 109,503,120 Gamesys Shares.

5.	Any references to the entire issued and to be issued share capital of Gamesys are based on:

a)	the 109,530,120 Gamesys Shares referred to in paragraph 4 above;

b)	2,202,583 Gamesys Shares which may be issued on or after the Announcement Date to satisfy the exercise of options or vesting of awards granted or to be granted under the Gamesys Share Plans and SIP; and

c)	300,000 Gamesys Shares which may be issued pursuant to the terms of the Warrant Instrument on or after the Announcement Date,

in each case as at close of business on the Latest Practicable Date.

6.	Unless otherwise stated, all prices for New Bally's Shares and Gamesys Shares are the Closing Price for the relevant date.

7.	The exchange rate of US$1.374:£1 for the conversion of US dollars into pounds sterling has been derived from Bloomberg and is based on the exchange rate as at 5.00 p.m. Eastern Standard Time on the Latest Practicable Date.

8.	The maximum cash consideration payable to Gamesys Shareholders is based on the Cash Offer price of 1,850 pence per Gamesys Share and calculated on the basis of the entire issued and to be issued share capital of Gamesys (as set out in paragraph 5 above), less the number of Gamesys Shares beneficially held by the Electing Gamesys Directors (including the Gamesys Shares held by the related trust of Keith Laslop) and the Electing Gamesys Shareholders electing for the Share Alternative.

9.	Certain figures included in this Announcement have been subject to rounding adjustments.

APPENDIX III

IRREVOCABLE UNDERTAKINGS

Gamesys Directors’ Irrevocable Undertakings

Each Gamesys Director who holds Gamesys Shares has given an irrevocable undertaking to Bally's and Premier Entertainment in respect of their own beneficial holdings (and those of certain of their close relatives and related trusts) of Gamesys Shares to vote in favour of the Scheme at the Court Meeting and all of the Resolutions at the General Meeting or, if Bally's or Premier Entertainment elects (with the consent of the Panel, if required, and subject to the terms of the Cooperation Agreement) to implement the Combination by way of a Takeover Offer, to accept or procure the acceptance of any such Takeover Offer.

Name of Gamesys Director	Number of Gamesys Shares in respect of which undertaking is given	Percentage of Gamesys issued share capital in respect of which undertaking is given
Neil Goulden	125,000	0.11%
Lee Fenton	729,026	0.67%
Keith Laslop	1,078,682	0.99%
Robeson Reeves	779,250	0.71%
Tina Southall	93,762	0.09%
Colin Sturgeon	5,000	0.005%
Nigel Brewster	4,991	0.005%
Jim Ryan	10,000	0.01%
Total:	2,825,711	2.58%

Each of the Electing Gamesys Directors (and certain of their close relatives and related trusts) has irrevocably undertaken to elect for (or procure the election for) the Share Alternative in respect of their entire beneficial holding of Gamesys Shares (as set out above) save in respect of: (a) Gamesys Shares to be issued in respect of Gamesys Share Plans; and (b) the related trust of Keith Laslop, which will elect for the Share Alternative in respect of part of its beneficial holding of Gamesys Shares.

The irrevocable undertakings will lapse if: (a) following the release of this Announcement and before the publication of the Scheme Document, Bally's or Premier Entertainment announces, with the consent of the Panel, that it does not intend to proceed with the Scheme and at the same time neither Bally's nor Premier Entertainment announce an intention to proceed with a Takeover Offer; (b) the Scheme is terminated by Gamesys, lapses or is withdrawn in accordance with its terms and at or before, or within two Business Days after, the time of such lapse or withdrawal, Bally's or Premier Entertainment has not publicly confirmed that it intends to implement the Combination by way of a Takeover Offer; or (c) the Cooperation Agreement terminates pursuant to clauses 12.1.4(f), 12.1.5(b) or 12.1.5(c) save for the obligations of the Electing Gamesys Directors relating to the election for the Share Alternative and certain other provisions relevant to such obligations, which will continue in force. Sub-paragraph (c) will not apply if, in the case of clauses 12.1.4(f)(i), 12.1.5(b) or 12.1.5(c) of the Cooperation Agreement, a majority of the Bally's Board continue to recommend unconditionally that Bally's shareholders vote in favour of the Bally's Resolutions (as defined in the Cooperation Agreement).

All of the above irrevocable undertakings remain binding even in event of a higher competing offer for Gamesys. However, following the date of the Court Meeting and General Meeting, Tina Southall has the right to dispose of up to 25% of the Gamesys Shares that are subject to her irrevocable undertaking.

Gamesys Shareholders' Irrevocable Undertakings

The following Gamesys Shareholders have given irrevocable undertakings to Bally's and Premier Entertainment in respect of their own beneficial holdings (and those of certain of their close relatives and related trusts) of Gamesys Shares to vote in favour of the Scheme at the Court Meeting and all of the Resolutions at the General Meeting, or if Bally's or Premier Entertainment elects (with the consent of the Panel, if required, and subject to the terms of the Cooperation Agreement) to implement the Combination by way of a Takeover Offer, to accept or procure the acceptance of any such Takeover Offer.

Name of Gamesys Shareholder	Number of Gamesys Shares in respect of which undertaking is given	Percentage of Gamesys issued share capital in respect of which undertaking is given
Andrew Dixon	6,096,767	5.57%
Noel Hayden	15,481,844	14.14%
HG Vora Special Opportunities Master Fund Limited	6,822,165	6.23%
Michael Mee	1,585,147	1.45%
Robin Tombs	3,690,526	3.37%
Total:	33,676,449	30.75%

Each of the Electing Gamesys Shareholders has irrevocably undertaken to elect for (or procure the election for) the Share Alternative in respect of their entire (or, in the case of Michael Mee, part of his) beneficial holding of Gamesys Shares (as set out above).

The irrevocable undertakings will lapse if: (a) following the release of this Announcement and before the publication of the Scheme Document, Bally's or Premier Entertainment announces, with the consent of the Panel, that it does not intend to proceed with the Scheme and at the same time neither Bally's nor Premier Entertainment announce an intention to proceed with a Takeover Offer; (b) the Scheme is terminated by Gamesys, lapses or is withdrawn in accordance with its terms and at or before, or within two Business Days after, the time of such lapse or withdrawal, Bally's or Premier Entertainment has not publicly confirmed that it intends to implement the Combination by way of a Takeover Offer; or (c) the Cooperation Agreement terminates pursuant to clauses 12.1.4(f), 12.1.5(b) or 12.1.5(c), save for the obligations of the Electing Gamesys Shareholders relating to the election for the Share Alternative and certain other provisions relevant to such obligations, which will continue in force. Sub-paragraph part (c) will not apply if, in the case of clauses 12.1.4(f)(i), 12.1.5(b) or 12.1.5(c) of the Cooperation Agreement, a majority of the Bally's Board continue to recommend unconditionally that Bally's Shareholders vote in favour of the Bally's Resolutions (as defined in the Cooperation Agreement).

In addition to the above, the irrevocable undertakings entered into by Andrew Dixon and HG Vora will lapse if a third party announces a firm intention to make an offer for Gamesys on terms which represent an improvement of at least 5% on the value of the consideration offered in connection with the Combination (unless Bally's announces an improvement to the terms of the Combination within five Business Days of any such announcement). In such circumstances, Andrew Dixon's obligations relating to the election for the Share Alternative will remain binding. The irrevocable undertakings entered into by Noel Hayden, Michael Mee and Robin Tombs remain binding even in the event of a higher competing offer for Gamesys.

Bally's Director Voting Agreement

The following Bally's Directors and officers who hold Bally's Shares (and certain of their connected persons) have given an irrevocable undertaking to Gamesys and Bally's to vote in favour of the approval of the issuance of the New Bally's Shares at the Bally's Shareholder Meeting:

Name of Bally's Director / officer or connected person	Number of Bally's Shares in respect of which undertaking is given	Percentage of Bally's issued share capital in respect of which undertaking is given
Stephen H. Capp	210,682	0.66%
Terrence Downey	14,472	0.05%
Craig L. Eaton	131,297	0.41%
Patricia G. Capp	3,000	0.01%
George T. Papanier	327,293	1.03%
Julie Papanier	18,000	0.06%
Jeffrey W. Rollins	76,047	0.24%
Wanda Y. Wilson	15,471	0.05%
Jaymin B. Patel	5,655	0.02%
Total:	801,917	2.51%

Each of the persons listed above has the right to dispose of up to 10% of his or her Bally's Shares that are subject to the Bally's Director Voting Agreement pursuant to the terms of the Bally's Director Voting Agreement.

The Bally's Director Voting Agreement will lapse upon the earliest to occur of: (a) the Effective Date; (b) the lapse, withdrawal or termination of the Combination (subject to the Panel's consent, if required); (c) the termination of the Cooperation Agreement pursuant to clauses 12.1.4(e), 12.1.6(b), 12.1.6(d) or 12.1.6(e), unless, in the case of clauses 12.1.4(e)(i), 12.1.6(b) and/or 12.1.6(d) of the Cooperation Agreement, a majority of the Gamesys Board continue to recommend unconditionally that Gamesys Shareholders vote in favour of the Resolutions; and (d) the Long Stop Date.

The covenant to vote in favour of the approval of the issuance of the New Bally's Shares at the Bally's Shareholder Meeting will expire when such approval has been obtained.

SRI Voting Agreement

Standard RI Ltd., a Bally's Shareholder, has given an irrevocable undertaking to Gamesys and Bally's to vote in favour of the approval of the issuance of the New Bally's Shares at the Bally's Shareholder Meeting in respect of its holding of 9,730,404 Bally's Shares and to use its best efforts to cause Standard RI SPV LLC to vote in favour of the approval of the issuance of the New Bally's Shares at the Bally's Shareholder Meeting in respect of its holding of 1,520,755 Bally's Shares (together representing approximately 35.3% of the outstanding issued share capital of Bally's as at the Latest Practicable Date), 1,520,755 of which are subject to a pledge).

Absent the enforcement of the pledge mentioned above, Standard RI retains voting rights over the Bally's Shares that are subject to the pledge. Standard RI has the right to dispose of up to 10% of the Bally's Shares that are subject to the SRI Voting Agreement pursuant to the terms of the SRI Voting Agreement.

The SRI Voting Agreement will lapse upon the earliest to occur of: (a) the Effective Date; (b) the lapse, withdrawal or termination of the Combination (subject to the Panel's consent, if required); (c) the termination of the Cooperation Agreement pursuant to clauses 12.1.4(e), 12.1.6(b), 12.1.6(d) or 12.1.6(e), unless, in the case of clauses 12.1.4(e)(i), 12.1.6(b) and/or 12.1.6(d), a majority of the Gamesys Board continue to recommend unconditionally that Gamesys Shareholders vote in favour of the Resolutions; and (d) the Long Stop Date.

The covenant to vote in favour of the approval of the issuance of the New Bally's Shares at the Bally's Shareholder Meeting will expire when such approval has been obtained.

APPENDIX IV

DEFINITIONS

The following definitions apply throughout this Announcement unless the context requires otherwise:

"2.4 Announcement"	the announcement relating to the Combination made by Bally's and Gamesys on 24 March 2021 in accordance with Rule 2.4 of the Takeover Code;
"Accounts Date"	30 June 2020;
"Agreed Dividends"	(i) the Gamesys Final Dividend, or (ii) the First Gamesys Interim Dividend (if declared in accordance with the terms set out in paragraph 4 (Dividends) of this Announcement), and (iii) the Second Gamesys Interim Dividend (if declared in accordance with the terms set out in paragraph 4 (Dividends) of this Announcement);
"Announcement"	this announcement;
"Announcement Date"	the date of this Announcement;
"Authorisations"	approvals, authorisations, certificates, comfort letters, confirmations, consents, clearances, determinations, exemptions, findings of suitability, licences, orders, permissions, recognitions, and waivers;
"Bally's"	Bally's Corporation;
"Bally's Board"	the board of directors of Bally's;
"Bally's Director Voting Agreement"	the voting agreement entered into on the Announcement Date between Bally's, Gamesys and certain Bally's Directors, officers and certain of their connected persons;
"Bally's Directors"	the directors of Bally's;
"Bally's Group"	Bally's and its subsidiary undertakings (including Premier Entertainment ) and, where the context permits, each of them;
"Bally's Proxy Statement"	the proxy statement which is anticipated to be sent to Bally's Shareholders in connection with their approval of the issuance of the New Bally's Shares;
"Bally's Shareholder Meeting"	the shareholder meeting of Bally's (including any adjournment thereof) to be convened for the purposes of approving the issuance of the New Bally's Shares;

"Bally's Shareholders"	holders of Bally's Shares;
"Bally's Shares"	the common stock of Bally's having a par value of $0.01 per share;
"Berenberg"	Joh. Berenberg, Gossler & Co. KG;
"Business Day"	a day (other than Saturdays, Sundays and public holidays in the UK) on which banks are open for business in London and New York;
"Cash Offer"	1,850 pence in cash for each Gamesys Share pursuant to the Combination;
"Closing Price"	(i) the closing middle market quotation of a share derived from the Daily Official List of the London Stock Exchange in respect of Gamesys Shares or (ii) the published sales price as reported by the NYSE in respect of Bally's Shares;
"CMA"	the United Kingdom Competition and Markets Authority;
"Combination"	the proposed transaction pursuant to which Bally's will become the ultimate parent company of Gamesys by means of the direct or indirect acquisition by Bally's directly, or with or through Premier Entertainment of the entire issued and to be issued ordinary share capital of Gamesys, to be effected by means of the Scheme or by way of the Takeover Offer under certain circumstances described in this Announcement, and, where the context admits, any subsequent revision, variation, extension or renewal thereof;
"Combined Group"	the combined Gamesys Group and Bally's Group following completion of the Combination;
"Companies Act"	the Companies Act 2006, as amended;
"Conditions"	the conditions to the implementation of the Combination, as set out in Appendix I to this Announcement and to be set out in the Scheme Document;
"Confidentiality Agreement"	the confidentiality agreement between Bally's and Gamesys dated 2 January 2021;

"Consideration"	the consideration payable to Gamesys Shareholders in cash, and/or, if a valid election is made, New Bally's Shares, pursuant to the Share Alternative, in connection with the Combination;
"Cooperation Agreement"	the cooperation agreement entered into on the Announcement Date between Bally's and Gamesys;
"Council Regulation"	Council Regulation (EC) 139/2004/EC;
"Court"	the High Court of Justice in England and Wales;
"Court Hearing"	the Court hearing at which Gamesys will seek an order sanctioning the Scheme pursuant to Part 26 of the Companies Act;
"Court Meeting"	the meeting of the Scheme Shareholders to be convened pursuant to an order of the Court pursuant to section 896 of the Companies Act, notice of which will be set out in the Scheme Document, for the purpose of considering and, if thought fit, approving the Scheme, including any adjournment or reconvening thereof;
"Court Order"	the order of the Court sanctioning the Scheme under section 899 of the Companies Act;
"CREST"	the relevant system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear;
"Daily Official List"	the daily official list of the London Stock Exchange;
"DB London"	the London branch of Deutsche Bank;
"DBSI"	Deutsche Bank Securities Inc.;
"Dealing Disclosure"	has the same meaning as in Rule 8 of the Takeover Code;
"Deutsche Bank"	Deutsche Bank Aktiengesellschaft, London Branch and Deutsche Bank Securities Inc.;

"Disclosed"	the information fairly disclosed by or on behalf of Gamesys: (i) in the annual report and accounts of Gamesys for the financial year ended 31 December 2019; (ii) in this Announcement; (iii) in any other announcement to a Regulatory Information Service by or on behalf of Gamesys before the Announcement Date; (iv) in filings made with the Registrar of Companies and appearing in Gamesys’ file or those of any member of the Wider Gamesys Group at Companies House within the two years before the Announcement Date; (v) in any of the documents, papers or written information made available in the data room maintained by Datasite before 5.00 p.m. (London time) on the date which is three Business Days before the Announcement Date; or (v) at the management presentations held between members of Gamesys management and Bally's management;
"Effective Date"	the date on which: (i) the Scheme becomes effective in accordance with its terms; or (ii) if Bally's or Premier Entertainment elects to implement the Combination by way of a Takeover Offer, the date on which such Takeover Offer becomes or is declared unconditional in all respects;
"Electing Gamesys Directors"	Lee Fenton, Keith Laslop, Jim Ryan and Robeson Reeves;
"Electing Gamesys Shareholders"	Noel Hayden, Andrew Dixon, Robin Tombs and Michael Mee;
"Euroclear"	Euroclear UK and Ireland Limited;
"Excluded Shares"	(i) any Gamesys Shares beneficially owned by Bally's, Premier Entertainment, any parent or subsidiary undertaking of Premier Entertainment, or any subsidiary undertaking of any such parent immediately prior to the Scheme Record Time; or (ii) any Gamesys Shares held in treasury by Gamesys;
"FCA"	the Financial Conduct Authority acting in its capacity as the competent authority for the purposes of Part VI of FSMA;
"First Gamesys Interim Dividend"	if the Effective Date occurs before the date of the Gamesys AGM, the interim dividend of, in aggregate, £30.7 million for the relevant period that the Gamesys Board has reserved the right to declare in place of the Gamesys Final Dividend;
"Form of Election"	the form by which Scheme Shareholders (other than Scheme Shareholders resident or located in a Restricted Jurisdiction) may elect for the Share Alternative;

"Forms of Proxy"	the forms of proxy in connection with each of the Court Meeting and the General Meeting, which will accompany the Scheme Document;
"FSMA"	the Financial Services and Markets Act 2000 (as amended from time to time);
"Gambling Act"	the UK Gambling Act 2005, as amended;
"Gamesys"	Gamesys Group plc;
"Gamesys AGM"	the 2021 annual general meeting of Gamesys (currently expected to be held in June 2021);
"Gamesys Board"	the board of directors of Gamesys;
"Gamesys Directors"	the directors of Gamesys;
"Gamesys Final Dividend"	the final dividend in respect of the year ended 31 December 2020 of, in aggregate, £30.7 million, to be proposed by the Gamesys Board for approval by Gamesys Shareholders at the Gamesys AGM;
"Gamesys Group"	Gamesys and its subsidiary undertakings and, where the context permits, each of them;
"Gamesys Shareholders"	holders of Gamesys Shares;
"Gamesys Share Plans"	the Gamesys Long Term Incentive Plan and the Gamesys Share Option Plan;
"Gamesys Shares"	the existing unconditionally allotted or issued and fully paid ordinary shares with a nominal value of 10 pence each in the capital of Gamesys and any further such ordinary shares which are unconditionally allotted or issued before the Scheme becomes effective, but excluding any such shares held or which become held in treasury;
"GBGC"	the Gambling Commission of Great Britain or any successor thereto;
"General Meeting"	the general meeting of Gamesys (including any adjournment thereof) to be convened in connection with the Scheme to approve the Resolutions, notice of which will be set out in the Scheme Document;
"Gibraltar Regulator"	the Licensing Authority (Gambling Division) of HM Government of Gibraltar;

"GLPI"	Gaming and Leisure Properties, Inc.
"Latest Practicable Date"	12 April 2021, being the last Business Day before the Announcement Date;
"Listing Rules"	the listing rules made by the FCA under Part 6 of FSMA, as amended from time to time;
"London Stock Exchange"	London Stock Exchange plc;
"Long Stop Date"	11.59 p.m. (London time) on 13 April 2022 or such time and/or later date as may be agreed in writing between Bally's and Gamesys (with the Panel’s consent and as the Court may approve (if such approval(s) are required));
"Macquarie Capital"	Macquarie Capital (Europe) Limited;
"Market Abuse Regulation"	Regulation (EU) No 596/2014 (as it forms part of Retained EU Law (as defined in the European Union (Withdrawal) Act 2018);
"New Bally's Shares"	the Bally's Shares to be issued to satisfy valid elections under the Share Alternative;
"Numis"	Numis Securities Limited;
"NYSE"	New York Stock Exchange LLC;
"NYSE Listed Company Manual"	the Listed Company Manual published by the NYSE;
"Offer Period"

the offer period (as defined in the Takeover Code) relating to Gamesys, which commenced on 24 March 2021, and ending on the earlier of the Effective Date and/or the date on which it is announced that the Scheme has lapsed or been withdrawn (or such other date as the Takeover Code may provide or the Panel may decide);

"Official List"	the Official List of the FCA;
"Opening Position Disclosure"	an announcement containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to the Scheme if the person concerned has such a position, as required by Rule 8 of the Takeover Code;
"Overseas Shareholders"	Gamesys Shareholders (or nominees of, or custodians or trustees for Gamesys Shareholders) not resident in, or nationals or citizens of, the United Kingdom;

"Panel"	the Panel on Takeovers and Mergers;
"Phase 2 Reference"	a reference of the Combination to the chair of the CMA under Article 33 of the Enterprise Act 2002 for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013;
"Premier Entertainment"	Premier Entertainment Sub, LLC, an indirect wholly owned subsidiary of Bally's;
"Prospectus"	the prospectus document to be produced by Bally's and made publicly available to Gamesys Shareholders (other than persons in Restricted Jurisdictions) at the same time as the Scheme Document in respect of the New Bally's Shares to be issued to eligible Gamesys Shareholders making valid elections under the Share Alternative;
"Prospectus Regulation Rules"	the rules and guidance published by the FCA in connection with Regulation 2017/1129/EU (as incorporated into domestic law by virtue of the European Union (Withdrawal) Act 2018) and contained in the FCA’s publication of the same name, as amended;
"Registrar of Companies"	the Registrar of Companies in England and Wales;
"Registration Statement"	a Registration Statement under the US Securities Act then available to Bally's providing for the issuance of new Bally's Shares to Gamesys Shareholders pursuant to the Combination;
"Regulatory Information Service"	any of the services set out in Appendix I to the Listing Rules;
"Relevant Bally's US Gaming Authorities"	the Louisiana Gaming Control Board; the New Jersey Casino Control Commission and the New Jersey Division of Gaming Enforcement; the Rhode Island Department of Business Regulation and the Rhode Island Department of Revenue, Division of Lotteries; the Virginia Lottery Department and the Virginia Lottery Board;
"Resolutions"	the resolutions proposed to be passed at the General Meeting in connection with, among other things, implementation of the Scheme and such other matters as may be necessary to implement the Scheme, including the approval of the Scheme and the amendment of Gamesys' articles of association;

"Restricted Jurisdiction"	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if the Combination (including, for the avoidance of doubt, the Share Alternative) is extended or made available in that jurisdiction or if information concerning the Combination is made available in that jurisdiction or where to do so would result in a requirement to comply with any governmental or other consent or any registration, filing or other formality which Bally's, Premier Entertainment or Gamesys regards as unduly onerous;
"Scheme"	the proposed scheme of arrangement under Part 26 of the Companies Act between Gamesys and the Scheme Shareholders in connection with the Combination, with or subject to any modification, addition or condition approved or imposed by the Court and agreed by Bally's and/or Premier Entertainment and Gamesys;
"Scheme Document"	the document to be sent to Gamesys Shareholders containing, among other things, the Scheme and the notices convening the Court Meeting and the General Meeting, and accompanied by Forms of Proxy in respect of, the Court Meeting and the General Meeting and the Form of Election;
"Scheme Record Time"	the time and date to be specified in the Scheme Document;
"Scheme Shareholders"	holders of Scheme Shares;
"Scheme Shares"

Gamesys Shares:

(a)       in issue as at the date of the Scheme Document;

(b)       (if any) issued after the date of the Scheme Document and prior to the Scheme Voting Record Time; and

(c)       (if any) issued on or after the Scheme Voting Record Time and at or before the Scheme Record Time, either on terms that the original or any subsequent holders thereof shall be bound by the Scheme or in respect of which the holders thereof shall have agreed in writing to be bound by the Scheme, but in each case other than the Excluded Shares;

"Scheme Voting Record Time"	the time and date specified in the Scheme Document by reference to which entitlement to vote on the Scheme will be determined;

"SEC"	US Securities and Exchange Commission;
"Second Gamesys Interim Dividend"	an interim dividend for the six months ended 30 June 2021 of, in aggregate, up to £16.4 million, which the Gamesys Board reserves the right to declare if the Combination has not become effective before the ex-dividend date of 9 September 2021;
"Share Alternative"	the alternative whereby Scheme Shareholders (other than Scheme Shareholders resident or located in a Restricted Jurisdiction) may elect, subject to submitting a valid Form of Election, to receive Bally's Shares instead of all or part of the cash consideration which they would otherwise be entitled to receive under the Cash Offer, as referred to in paragraph 3 of this Announcement;
"Significant Interest"	in relation to any undertaking, body corporate, partnership, joint venture or person, a direct or indirect economic interest of 20% or more or of 20% or more of the total voting rights, including in relation to an undertaking, a direct or indirect interest of 20% or more of the total voting rights conferred by the equity share capital (as defined in section 548 of the Companies Act) of such undertaking;
"SIP"	the Gamesys Share Incentive Plan (including the schedules thereto containing the International Share Incentive Plan and Partners Share Incentive Plan);
"SRI Voting Agreement"	the voting agreement entered into on the Announcement Date between Bally's, Gamesys and Standard RI;
"Standard RI"	Standard RI Ltd.;
"Takeover Code"	the City Code on Takeovers and Mergers;
"Takeover Offer"	should the Combination be implemented by way of a takeover offer as defined in Chapter 3 of Part 28 of the Companies Act, the offer to be made by or on behalf of Bally's and/or Premier Entertainment to acquire the entire issued and to be issued share capital of Gamesys and, where the context admits, any subsequent revision, variation, extension or renewal of such takeover offer;

"Third Party"	each of a central bank, ministry, governmental, quasi-governmental, national, supranational (including the European Union), statutory, regulatory (including the SEC and the NYSE), administrative, supervisory, prosecutorial, fiscal or investigative body, or agency or authority (including, without limitation, any gaming, antitrust, competition or merger control authority or body, any sectoral ministry or regulator and any foreign investment review body or authority), including without limitation any gambling authority or body, tribunal, court, trade agency, association, institution, environmental body employee representative body or any other body or person whatsoever in any jurisdiction, including, without limitation, the Panel;
"United Kingdom" or "UK"	the United Kingdom of Great Britain and Northern Ireland;
"United States" or "US"	the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to its jurisdiction and any political sub-division thereof;
"US Exchange Act"	the US Securities Exchange Act of 1934, as amended;
"US Securities Act"	the US Securities Act of 1933, as amended;
"VWAP"	volume weighted average price;
"Warrant Instrument"	the deed constituting the Warrants dated 26 September 2019 executed by Gamesys;
"Warrantholder"	Virgin Enterprises Limited;
"Warrants"	the warrants to subscribe for Gamesys Shares granted pursuant to the Warrant Instrument;
"Wider Bally's Group"	Bally's and its subsidiaries (including Premier Entertainment), subsidiary undertakings and associated undertakings, and any other body corporate, person or undertaking (including a joint venture, partnership, firm or company) in which Bally's and/or such undertakings (aggregating their interests) have a Significant Interest; and
"Wider Gamesys Group"	Gamesys and its subsidiaries, subsidiary undertakings and associated undertakings, and any other body corporate, person or undertaking (including a joint venture, partnership, firm or company) in which Gamesys and/or such undertakings (aggregating their interests) have a Significant Interest.

For the purposes of this Announcement, "subsidiary", "subsidiary undertaking", "undertaking" and "associated undertaking" have the respective meanings given to them by the Companies Act.

All references to "GBP", "pounds", "pounds Sterling", "Sterling", "£", "pence", "penny" and "p" are to the lawful currency of the United Kingdom. All references to "USD", "US$", "$" and "US Dollars" are to the lawful currency of the United States. All the times referred to in this Announcement are London times unless otherwise stated.

All references to statutory provision or law or to any order or regulation will be construed as a reference to that provision, law, order or regulation as extended, modified, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

References to the singular include the plural and vice versa.